Exhibit 10.5
DATED 16 September 20141616 SEPTEMBER 2014
DUKES COURT-T (UK), LLC

and

IMW IMMOBILIEN SE

______________________________________________________________
AGREEMENT
relating to the sale and purchase of the entire issued share capital in
FIREFLY LIMITED
_______________________________________________________________

CONTENTS

1.	INTERPRETATION	5
2.	SALE AND PURCHASE	14
3.	COMPLETION	14
4.	COMPLETION ACCOUNTS	15
5.	WARRANTIES, INDEMNITIES	16
6.	PROPERTY	17
7.	CRC	17
8.	TAX COVENANT	17
9.	CONFIDENTIALITY AND ANNOUNCEMENTS	18
10.	FURTHER ASSISTANCE	19
11.	ASSIGNMENT	19
12.	WHOLE AGREEMENT	20
13.	VARIATION AND WAIVER	20
14.	COSTS	21
15.	NOTICE	21
16.	SEVERANCE	22
17.	AGREEMENT SURVIVES COMPLETION	22
18.	THIRD PARTY RIGHTS	23
19.	SUCCESSORS	23
20.	COUNTERPARTS	23
21.	GOVERNING LAW AND JURISDICTION	23
SCHEDULE 1		25
PARTICULARS OF THE COMPANY		25
COMPLETION		26
PART 1 PRE-COMPLETION ACTIONS		26
PART 2 PURCHASE OF THE COMPANY BY THE BUYER		27
PART 3 REPAYMENT OF SENIOR LOAN AND TERMINATION OF INTEREST SWAPS		28
PART 4 REPAYMENT OF SELLER INTERCOMPANY LOAN		29
SCHEDULE 3		30
WARRANTIES		30
PART 1 GENERAL WARRANTIES		30
PART 2 TAX WARRANTIES		39
PART 3 SELLER’S LIMITATION OF LIABILITY		50
SCHEDULE 4		53
TAX COVENANT		53
SCHEDULE 5		62
THE PROPERTY		62
PART 1 LEASEHOLD		62
PART 2 PROPERTY SPECIFIC ISSUE		62
SCHEDULE 6		64
PROPERTY DOCUMENTS		64
SCHEDULE 7		65
TENANCY DOCUMENTS		65
SUBSTATION LEASE		65
SCHEDULE 8		86
CRC		86

Agreed Form Documents
Directors’ resignation letters.
Land Registry Forms DS1 The Royal Bank of Scotland International Limited releasing the charges dated 10 May 2005 and 29 December 2005 in favour of The Royal Bank of Scotland International Limited registered under title number SY668453 together with associated forms RX4.
Deed of Release made between (1) The Royal Bank of Scotland International Limited (2) the Company (3) Michellisa (4) Warwick Square Limited and (5) the Seller.
Release and Reassignment of Security Interest Agreement Over Monies made between (1) the Company and (2) The Royal Bank of Scotland International Limited.
Release and Reassignment of Security Interest Agreement over Shares in Michellisa made between (1) the Seller and (2) The Royal Bank of Scotland International Limited.
Release and Reassignment of Security Interest Agreement over shares in the Company made between (1) the Seller and (2) The Royal Bank of Scotland International Limited.
Interest Swap Termination Confirmation.
a Deed of Surrender between the Company and Michellisa pursuant to which Michellisa surrenders to the Company its interest in the lease registered at the Land Registry under title number SY798742.
Rent authority letters from the Seller's solicitors to Plan Limited in respect of the surrender of the lease between the Company and Michellisa.
Agreed form of undertaking from Senior Lender’s solicitors.
Agreed form of undertaking from Seller’s solicitors.
Bank consent to sale of Sale Shares, funding of Company and repayment of Senior Loan/termination of Interest Swaps.
Buyer Completion Loan.
Seller Loan Release Document.
Buyer’s Legal Opinion.
Seller’s Legal Opinion and jurisdiction agreement
Construction Retention Identification Letter

THIS AGREEMENT is made on 16 September 2014
BETWEEN

(1)
DUKES COURT-T (UK), LLC, a company incorporated and registered in the state of Delaware, USA, whose registered office is at Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, USA (the “Buyer”) whose registered agent is Corporation Service Company of such address; and

(2)	IMW IMMOBILIEN SE incorporated and registered in Germany with registered number HRB 135984B whose registered office is at Stresemannstrasse 78, 10963 Berlin, Germany (the “Seller”).
INTRODUCTION
The Seller has agreed to sell and the Buyer has agreed to buy the Sale Shares subject to the terms and conditions of this Agreement.
AGREED TERMS

1.	INTERPRETATION

1.1	The definitions and rules of interpretation in this clause apply in this Agreement.
“2002 Asbestos Report” means the report prepared by Cazella Hazment for the Property dated January 2002;
“Accounts” means the Company’s financial statements as at and to the Accounts Date (a copy of which are attached to the Disclosure Letter);
“Accounts Date” means 31 March 2014;
“Apportionment Date” means the Completion Date;
“Arrears” means the total of all Rents or other sums due but not paid to the Company (as landlord) under the Tenancy Documents at Completion (including any sums that were due to Michellisa prior to the Michellisa Surrender);
“Business Day” means a day (other than a Saturday, Sunday or public holiday) when banks in Germany, Jersey and the City of London are open for business;
“Buyer Completion Loan” means the loan agreement in the agreed form to be entered into between the Buyer and Company at Completion, immediately after the completion of the transfer of the Sale Shares;
“Buyer’s Legal Opinion” means a legal opinion in the agreed form in relation to the Buyer from the Buyer’s Delaware, USA counsel, addressed to the Seller;
“Buyer’s Solicitors” means Clifford Chance LLP of 10 Upper Bank Street, London E14 5JJ (Ref:     70-405772901/911123);
“Chertsey House Extension (2006) Permission” means planning permission reference PLAN/2001/724 granted by Woking Borough Council permitting a two-storey extension to Chertsey House;
“Claim” means a Warranty Claim;

“Company” means Firefly Limited, a company incorporated and registered in Jersey, Channel Islands with company number 56518 whose registered office is at Elizabeth House, 9 Castle Street, St. Helier, Jersey JE2 3RT further details of which are set out in Schedule 1;
“Completion” means completion of the sale and purchase of the Sale Shares in accordance with clause 3 of this Agreement;
“Completion Accounts” means the document comprising a balance sheet in respect of the Company, in each case prepared in accordance with clause 4 and on the basis of the accounting instructions set out in SCHEDULE 12;
“Completion Date” means the date of this Agreement;
“Completion Payment” means the sum to be paid at Completion by the Buyer pursuant to clause 3 (on account of the Purchase Price), being equal to:

(a)	Gross Property Value; plus

(b)	the Estimated NAV;
“Connected” in relation to a person, has the meaning given in section 1122 of the Corporation Tax Act 2010;
“Construction Documents” means the construction documents relating to the Property as listed at the Schedule to the Disclosure Letter;
“Construction Retentions” means those construction retentions identified in the Construction Retention Identification Letter;
“Construction Retention Identification Letter” means the letter in the agreed form identifying certain retention amounts in relation to construction arrangements;
“Control” means in relation to a body corporate, the power of a person to secure that the affairs of the body corporate are conducted in accordance with the wishes of that person:

(a)	by means of the holding of shares, or the possession of voting power, in or in relation to that or any other body corporate; or

(b)	by virtue of any powers conferred by the constitutional or corporate documents, or any other document, regulating that or any other body corporate, and a “Change of Control” occurs if a person who controls any body corporate ceases to do so or if another person acquires control of it;
“Core Warranty Claim” means a claim for breach of any of the Core Warranties;
“Core Warranty” means any of the Warranties set out in paragraphs 2.2, 2.3, 2.6, 10.1, 10.2, 15.1 of Part 1 of SCHEDULE 3;
“CRC Administrator” means an administrator under the CRC Scheme as defined in Article 9 of the CRC Order;

“CRC Evidence Pack” means the CRC evidence pack held by the Seller and/or the Seller’s Group for the purposes of Part 7 of the CRC Order and in accordance with the CRC Evidence Pack Guidance;
“CRC Evidence Pack Guidance” means the Guidance on the CRC Energy Efficiency Scheme Evidence Pack published by the Environment Agency;
“CRC Scheme” means the CRC Energy Efficiency Scheme made pursuant to the CRC Order;
“CRC Supplies” has the meaning given in the CRC Order;
“CRC Order” means the CRC Energy Efficiency Scheme Order 2010 (SI 2010/768) or the CRC Energy Efficiency Scheme Order 2013 (SI 2013/1119), as applicable;
“CTA 2009” means Corporation Tax Act 2009;
“CTA 2010” means Corporation Tax Act 2010;
“Director” means each person who is a director (or treated as a director in law) of the Company, the names of whom are set out in Schedule 1;
“Disclosed” means fairly disclosed (with sufficient details so as to reasonably identify the nature, scope and magnitude of the matter disclosed) in or under the Disclosure Letter;
“Disclosure Letter” means the letter from the Seller to the Buyer with the same date as this Agreement and described as the disclosure letter, including the bundle of documents attached to or referred to in it (“Disclosure Bundle”);
“Election” means a valid election to waive exemption from VAT in respect of the Property within the meaning of Paragraph 2, Schedule 10, VATA 1994;
“Encumbrance” means any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement;
“Environment” means any of the following media namely air, water or land including without limitation those media within buildings or other natural or manmade structures above or below ground and any living organisms or ecosystems;
“Environmental Authority” means any court, government, agency or authority (in each case whether, international, national or local) or agency having judicial, regulatory or administrative authority under Environmental Laws;
“Environmental Laws” means any applicable law, including without limitation any common law, statute, statutory instrument, treaty, regulation, directive, decision, by-law, circular code, guidance plan, order, notice, demand, decree, injunction, resolution or judgment which relate to Environmental Matters and which are in force or effect at the Completion Date;
“Environmental Matters” means any of the following:

(a)	protection of the Environment;

(b)	pollution or contamination of the Environment;

(c)
the production, generation, manufacture, processing, handling, keeping, possession, presence, storage, distribution, use (including as a building material), treatment, supply receipt, sale, purchase, removal, transport, importation, exportation, disposal, release, spillage, deposit, escape, discharge, leak, emission, leaching or migration of Hazardous Substances or Waste;

(d)	exposure of any human or other living organism to Hazardous Substances or Waste;

(e)	the creation of any noise, vibration, radiation, common law or statutory nuisance, or other impact on the Environment;

(f)	any other matters in relation to the condition, protection, maintenance, restoration, or remediation or the Environmental or any part of it;

(g)	human health and safety; and/or

(h)	town and country planning including pursuant to Planning Acts;
“Environmental Permits” means all or any authorisations, certificates, approvals, permits, licences, registrations, notifications or consents (and all conditions attaching thereto) required under any Environmental Laws for the operations of the Company or the occupation or use of the Property;
“Estimated NAV” means the sum agreed by the Seller and the Buyer as being the estimated Net Asset Value of the Company as at Completion (taking into account the Senior Loan Redemption Amount and the Interest Swap Termination Payment as paid at Completion) and recorded by way of memorandum or email exchange between the Seller's Solicitors and the Buyer's Solicitors;
“Event” has the meaning given in the Tax Covenant;
“Gross Property Value” means £59,368,707.62;
“Group” means in relation to a company, that company, its subsidiary undertakings, any entity of which it is a subsidiary undertaking (its parent undertaking) and any other subsidiary undertakings of any such parent undertaking and each entity in a group is a member of the group and unless the context otherwise requires, the application of the definition of Group to any company at any time will apply to the company as it is at that time;
“Hazardous Substances” means any poisonous, noxious, dangerous, hazardous, radioactive, toxic, flammable, carcinogenic, corrosive, infectious, mutagenic, teratogenic, irritant or explosive materials (or substances) and/or any other materials or substances that are regulated under any Environmental Law;
“Headlease” means a head lease of the Property dated 3 November 1987 and made between (1) Woking Borough Council and (2) Westbourne Terrace Investment Company Limited and any deed or document supplemental thereto whether or not expressed to be so;
“ICTA 1988” means the Income and Corporation Taxes Act 1988;
“IFRS” means International Financial Reporting Standards or International Accounting Standards issued or adopted by the International Accounting Standards Board (or a predecessor body) and interpretations issued by the IFRS Interpretations Committee (or a predecessor body) as and to the extent from time to time adopted by the European Commission under EC Regulation No. 1606/2002;
“Indemnities” means the indemnities set out in clause 5.6, SCHEDULE 4 and SCHEDULE 8;

“Independent Accountant” means an independent chartered accountant who is a partner of not less than ten (10) years’ standing in an independent firm of chartered accountants of international repute practising in the UK and who is appointed in accordance with SCHEDULE 11.
“Information” means any information in respect of (a) the preparation, review and audit of the accounts of the Company whether relating to the current or any previous accounting period; (b) the tax affairs of the Company, any Tax Claim or any discussions or negotiations with HMRC; (c) the current and prior management, administration and operation of the Company and its business and affairs or of the Property; (d) the operation of service charges (for current and previous service charge years); and (e) the acquisition of the Property and current or historic lettings, pre-lettings, insurance, rent collection, VAT, disputes, environmental matters, planning, claims, construction, design, defects or health and safety or otherwise.
“Intellectual Property Rights” means patents, utility models, rights to inventions, copyright and neighbouring and related rights, moral rights, trademarks and service marks, business names and domain names, rights in get-up and trade dress, goodwill and the right to sue for passing off or unfair competition, rights in designs, rights in computer software, database rights, rights to use, and protect the confidentiality of, confidential information (including know-how and trade secrets), and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world;
“Interest Swaps” means the interest hedge agreements taken out by the Company pursuant to the Senior Loan Documents listed at documents 9, 10 and 11 of SCHEDULE 13;
“Interest Swap Counterparty” means The Royal Bank of Scotland plc;
“Interest Swap Termination Confirmation” means confirmations in the agreed form that the Interest Swaps has been terminated;
“Interest Swap Termination Payment” means the sums required to be paid by the Company to the Interest Swap Counterparty or by the Interest Swap Counterparty to the Company (as the case may be) to terminate the Interest Swaps on Completion;
“ITJL 1961” means the Income Tax (Jersey) Law 1961 (as amended);
“Jersey Income Tax Department” means the office of the Comptroller of Taxes in Jersey;
“Management Accounts” means the unaudited balance sheet of the Company as at the Management Accounts Date and the unaudited profit and loss account of the Company (including any notes thereon) for the period from 1 April 2014 to the Management Accounts Date (a copy of which is attached to the Disclosure Letter);
“Management Accounts Date” means 30 June 2014;
“Michellisa” means Michellisa Properties Limited whose registered office is at Elizabeth House, 9 Castle Street, St Helier, Jersey JE4 2QP, Channel Islands;
“Michellisa Lease” means the lease dated 21 July 2009 between (1) the Company and (2) Michellisa;
“Michellisa Surrender” means surrenders by Michellisa to the Company of its interest under the Michellisa Lease;

“Net Asset Value” means the net asset value of the Company as set out in the Completion Accounts (which figure may be a positive number or a negative number);
“Parent Undertaking” means a “parent undertaking” as defined in section 1162 of the Companies Act 2006;
“Planning Acts” means the Town and Country Planning Act 1990, the Planning and Compensation Act 1991, the Planning and Compulsory Purchase Act 2004 and, where applicable, the Planning (Listed Buildings and Conservation Areas) Act 1990 and the Planning (Hazardous Substances) Act 1990, Planning Act 2008 and any associated or similar legislation regulating the development or use of the Property;
“Previously Owned Property” means The Plaza, 120 Oxford Street, London, W1 which on 12 March 1997 comprised the land and buildings then registered under title number NGL343586 at the Land Registry;
“Proceedings” means any proceedings, suit or action arising out of or in connection with this Agreement;
“Property” means the two leasehold property interests vested in the Company and described in Part 1 Schedule 5 (The Property);
“Property Documents” means the deeds and documents relating to the Property details of which are set out in Schedule 6 (The Property Documents);
“Property Manager” means Property Initiatives Management Limited (registered number 06865283) whose registered office is at c/o Shelley Stock Hutter 1st Floor 7-10 Chandos Street London W1G 9DQ and its business address is Fifth Floor, Queens House, 8-9 Queen Street, London, EC4N 1SP;
“Property Management Agreement” means the property management agreement relating to the Property dated 22 March 2012 between (1) the Company and (2) the Property Manager;
“Purchase Price” means the Completion Payment subject to:

(a)	reduction by the amount of any payment made to the Buyer:

(i)	in respect of a breach of any Warranty;

(ii)	under the Tax Covenant;

(iii)	under the Indemnities;

(b)	adjustment in respect of any sums payable under clause 4; and

(c)	adjustment in respect of any sums payable under Part 2 of SCHEDULE 5;
“Records” includes all books, records, accounts, files, papers, documents, spreadsheets, drawings, calculations, letters and other like material relating to the Company, its business, the Property and to any Information (whether in hard copy or electronic format).
“Rent Deposit Deeds” means the rent deposit deeds details of which are set out in Schedule 9 (Rent Deposit Deeds);
“Rents” means the principal rent and any other sums payable periodically by the Tenants under the Tenancy Documents, but excluding the sums payable by way of service charge and excluding sums payable for insurance or otherwise by way of reimbursement of costs incurred by the Company as landlord under the Tenancy Documents;
“Replies to Enquiries” means (1) the written replies listed in paragraph 2.7 of the Disclosure Letter, (2) the written replies to Commercial Property Standard Enquiries CPSE 1, 2 and 4 given on 10 June, 2014 by the Seller’s Solicitors to the Buyer’s Solicitors and (3) the summary of construction work prepared by the Seller’s Solicitors dated 6 June 2014. For the purposes of this definition reference to “written enquiries” or “written replies” shall include enquiries raised and replies given by email;
“Sale Shares” means the 2 issued fully paid shares of £1.00 each in the Company;
“Seller Intercompany Loan” means the loan owed by the Company to the Seller pursuant to the facility agreements made between them on 16 October 2012, 10 December 2012, 15 March 2013 and 12 August 2013 and any other agreement made between them pursuant to which the Seller provided finance to the Company;
“Seller Intercompany Loan Amount” means the sum required to repay all principal and accrued interest and other sums payable to the Seller in respect of the Seller Intercompany Loan;
“Seller Loan Release Document” means the documents, in the agreed form, under which the Seller will, conditional on payment of the Seller Intercompany Loan Amount to the Seller, release all liabilities of the Company in respect of, and release any Encumbrances given pursuant to the Seller Intercompany Loan;
“Seller’s Legal Opinion” means a legal opinion in the agreed form in relation to the Seller from the Seller’s German counsel, addressed to the Buyer;
“Seller’s Solicitors” means Rosenblatt Solicitors of 9-13 St. Andrew Street, London EC4A 3AF (Ref AGK/FIR13-80);
“Seller’s Solicitors Account” means the following bank account with Barclays Bank plc, Hatton Garden Business Centre, 99 Hatton Garden, London, EC1N 8DN: account number: 23566501; sort code 20-37-75; ref AGK/FIR/13/80;
“Senior Lender” means The Royal Bank of Scotland International Limited;
“Senior Lender’s Solicitors” means Berwin Leighton Paisner LLP of Adelaide House, London Bridge, London EC4R 9HA (Ref: Ms. K. Goodfellow);
“Senior Lender’s Solicitors Account” means the following bank account:
Barclays Bank Plc
50 Pall Mall
PO Box 15161
London SW1A 1QA
Sort Code: 20-65-82
Account number: 50089753
Reference: CWAT/KGDF/19817.00038;
“Senior Loan” means the outstanding principal now owed by the Company to the Senior Lender under the Senior Loan Documents;
“Senior Loan Documents” means the documents listed in SCHEDULE 13;

“Senior Loan Redemption Amount” means the sum required to repay all principal, all accrued or outstanding interest and all fees, penalties, costs and other sums required to settle all liabilities under the Senior Loan Documents and to secure the Senior Loan Release Documents.
“Senior Loan Release Documents” means the following documents, in the agreed form, required to release all Encumbrances given pursuant to the Senior Loan Documents:

(a)
Land Registry Form(s) DS1 executed by The Royal Bank of Scotland International Limited releasing the charges dated 29 December 2005 and 10 May 2005 registered in favour of that Bank against the Company’s title to the Underlease which is registered at the Land Registry under title number SY668453;

(b)	Deed of Release made between (1) The Royal Bank of Scotland International Limited (2) the Company (3) Michellisa (4) Warwick Square Limited and (5) the Seller;

(c)	Release and Reassignment of Security Interest Agreement Over Monies made between (1) the Company and (2) The Royal Bank of Scotland International Limited;

(d)	Release and Reassignment of Security Interest Agreement over Shares in Michellisa made between (1) the Seller and (2) The Royal Bank of Scotland International Limited; and

(e)	Release and Reassignment of Security Interest Agreement over shares in the Company made between (1) the Seller and (2) The Royal Bank of Scotland International Limited.
“subsidiary” means a “subsidiary” as defined in section 1159 of the Companies Act 2006 and a company shall be treated, for the purposes only of the membership requirement contained in subsections 1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of (a) another person (or its nominee), by way of security or in connection with the taking of security, or (b) its nominee;
“subsidiary undertaking” means a “subsidiary undertaking” as defined in section 1162 of the Companies Act 2006 and shall include any person the shares or ownership interests in which are subject to security and where the legal title to the shares or ownership interests so secured are registered in the name of the secured party or its nominee pursuant to such security;
“Tax” or “Taxation” has the meaning given in the Tax Covenant;
“Tax Covenant” means the tax covenant as set out in paragraph 2 of Schedule 4;
“Tax Covenant Claim” means a claim under the Tax Covenant;
“Tax Claim” has the meaning given in the Tax Covenant;
“Tax Warranties” means the Warranties in Part 2 of Schedule 3;
“Taxation Authority” has the meaning given in the Tax Covenant;
“Taxation Statute” has the meaning given in the Tax Covenant;
“TCGA 1992” means the Taxation of Chargeable Gains Act 1992;
“Tenants” means the tenants of the Property pursuant to the Tenancy Documents;

“Tenancy Documents” means the leases and other documents to which the Property is subject details of which are set out in Schedule 7 (Tenancy Documents);
“Third Party Debt Provider” means a bona fide arm’s length provider of debt finance (not being a member of the Buyer’s Group) to:
(a)    the Buyer,
(b)    a member of the Buyer’s Group, and/or
(c)    following Completion, the Company;
“Transaction” means the transaction contemplated by this Agreement or any part of that transaction;
“Title” means an official copy of the register and title plan to the Property together with copies of any documents noted on the register;
“Underlease” means an underlease of the Property dated 24 March 1997 made between (1) Westbourne Terrace Investment Company Limited and (2) Sans Souci Properties Limited and any deed or document supplemental thereto whether or not expressed to be so;
“VAT” means value added tax as provided for in VATA 1994;
“VATA 1994” means the Value Added Tax Act 1994;
“Warranties” means the warranties in clause 5 and Part 1 and Part 2 of Schedule 3;
“Warranty Claim” means a claim for breach of any of the Warranties.

1.2	Clause and Schedule headings do not affect the interpretation of this Agreement.

1.3	A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality) and that person’s personal representatives, successors or permitted assigns.

1.4	Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular.

1.5	Unless the context otherwise requires, a reference to one gender includes a reference to the other genders.

1.6	Subject to clause 12, a reference to any party shall include that party’s personal representatives, successors and permitted assigns.

1.7	A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established.

1.8
A reference to a particular statute, statutory provision or subordinate legislation is a reference to it as it is in force from time to time, taking account of any amendment or re-enactment and includes any statute, statutory provision or subordinate legislation which it amends or re-enacts and subordinate legislation for the time being in force made under it, provided that, as between the parties, no such amendment or re-enactment made after the date of this Agreement shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party.

1.9	Writing or written includes faxes but not e-mail (unless otherwise expressly provided in this Agreement).

1.10
Documents in agreed form are documents in the form agreed by the parties or on their behalf and initialled by them or on their behalf for identification or otherwise agreed as being in agreed form between the Buyer's Solicitors and the Seller's Solicitors.

1.11	References to clauses and Schedules are to the clauses and Schedules of this Agreement and references to paragraphs are to paragraphs of the relevant Schedule.

1.12
Any reference to an English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include a reference to what most nearly approximates to the English legal term in that jurisdiction.

1.13	References to this Agreement include this Agreement as amended or varied in accordance with its terms.

1.14
Any words following the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

1.15	References to time are to the time of day in London, United Kingdom, unless the context expressly requires otherwise.

2.	SALE AND PURCHASE

2.1
On the terms of this Agreement, the Seller shall sell and the Buyer shall buy, with effect from Completion, the Sale Shares with full title guarantee, free from all Encumbrances and together with all rights that attach (or may in the future attach) to them including, in particular, the right to receive all dividends and distributions declared, made or paid on or after the date of this Agreement.

3.	COMPLETION

3.1	Completion shall take place on the Completion Date at the offices of the Buyer’s Jersey legal counsel or at any other place outside the United Kingdom as agreed in writing by the Seller and the Buyer.

3.2	To the extent not already done, the Seller and the Buyer shall comply with their respective obligations in Part 1 of SCHEDULE 2;

3.3	At Completion, each of the Seller and the Buyer shall comply with their respective obligations in Part 2 and Part 3 of SCHEDULE 2.

3.4	The Buyer and the Seller are not obliged to complete this Agreement unless:

(a)	in the case of the Buyer, the Seller, and in the case of the Seller, the Buyer, complies with all its obligations under this clause 3 and SCHEDULE 2; and

(b)	the purchase of all the Sale Shares is completed simultaneously.

3.5	The Buyer and the Seller are not obliged to complete this Agreement if the Completion Payment produces a negative number.

4.	COMPLETION ACCOUNTS

4.1	The Buyer will, within 60 calendar days, prepare and deliver to the Seller drafts of the Completion Accounts.

4.2
The Seller may serve a written notice on the Buyer stating that it objects or does not object to the draft Completion Accounts within a period of 30 calendar days following receipt of the draft Completion Accounts and if it serves a notice not objecting to the draft Completion Accounts then such drafts shall then be the agreed Completion Accounts for the purposes of this Agreement. Any notice objecting to the draft Completion Accounts shall include the items and amounts in dispute as well as reasons (in reasonable detail) and any relevant supporting documentation in relation to the dispute.

4.3
If the Seller does not notify the Buyer within 30 calendar days from receipt of the draft Completion Accounts that it objects to those draft Completion Accounts then it shall be deemed to have agreed with them and the draft Completion Accounts shall then be the agreed Completion Accounts for the purposes of this Agreement.

4.4
If the Buyer does not deliver to the Seller the draft Completion Accounts within 60 calendar days after Completion then the Seller may prepare such draft Completion Accounts and the provisions of this Clause shall thereafter apply with the roles of the Buyer and the Seller reversed.

4.5
If within 30 calendar days of receipt of the draft Completion Accounts the Seller notifies the Buyer that it objects to the draft Completion Accounts, then either the Seller or the Buyer may require by notice in writing that the objection is referred to the Independent Accountant for determination.

4.6
Each of the Seller and the Buyer will provide (and the Buyer shall procure that the Company shall provide) to each of the Buyer, the Seller, their respective accountants (if any) and the Independent Accountant:

(a)
access to all accounts, books, documents, records and papers relating to the Company as may be in their possession or under their control (but excluding such records which are subject to legal privilege or which relate to a party’s consideration of whether the Completion Accounts comply with the requirements of SCHEDULE 12);

(b)	access to such personnel (including in the case of the Seller, the auditors and other professional advisers engaged by the Company prior to Completion) and premises; and

(c)	acting in good faith, all such co-operation and assistance;
as may reasonably be required to produce the Completion Accounts and resolve any dispute in relation to the same.

4.7
If the Net Asset Value of the Company (as set out in the Completion Accounts) is less than the Estimated NAV, then the Seller will pay to the Buyer, as a reduction in the Purchase Price, £1 for every £1 of such difference, such amount to be paid within twenty (20) calendar days after the date of agreement or determination of the Completion Accounts.

4.8
If the Net Asset Value of the Company (as set out in the Completion Accounts) is more than the Estimated NAV, then the Buyer will pay to the Seller, as an increase in the Purchase Price, £1 for every £1 of such difference, such amount to be paid within twenty (20) calendar days after the date of agreement or determination of the Completion Accounts.

4.9
Where the difference between the Estimated NAV and the Net Asset Value of the Company is such that the increase or decrease in the Purchase Price pursuant to clauses 4.7 or 4.8 (as appropriate) would (but for this clause 4.9) be an amount of £10,000 or less, then such difference shall be deemed to be zero and there shall be no adjustment to the Purchase Price pursuant to those clauses.

4.10	Where the actual amount of the Seller Intercompany Loan is higher than the amount of the Seller Intercompany Loan in the Estimated NAV:

(a)
the amount that the Seller owes to the Buyer due to the decrease in Net Asset Value of the Company shall be set off in the Completion Accounts against the additional amount that the Company owes to the Seller under the Seller Intercompany Loan; and

(b)
the Buyer shall pay to the Company as an additional advance under the Buyer Completion Loan the amount by which the actual amount of the Seller Intercompany Loan is higher than the amount of the Seller Intercompany Loan in the Estimated NAV.

4.11	Where the amount of the Seller Intercompany Loan in the Estimated NAV is higher than the actual amount of the Seller Intercompany Loan,

(a)
the amount that the Buyer owes to the Seller due to the increase in Net Asset Value of the Company shall be set off in the Completion Accounts against the additional amount that the Seller owes to the Company under the Seller Intercompany Loan; and

(b)
the Company shall be deemed to have repaid the amount by which the Seller Intercompany Loan in the Estimated NAV exceeds the actual amount of the Seller Intercompany Loan to the Buyer under the Buyer Completion Loan.

5.	WARRANTIES, INDEMNITIES

5.1	The Seller warrants to the Buyer that each Warranty is true, accurate and not misleading on the date of this agreement except as Disclosed.

5.2
Warranties and Replies to Enquiries qualified by the expression “so far as the Seller is aware” (or any similar expression) are deemed to be given to the best of the knowledge, information and belief of the Seller after it has made all reasonable enquiries of the Directors, the Property Manager and the Seller’s Solicitors.

5.3	The maximum aggregate liability of the Seller under the Warranties, the Tax Covenant and the Indemnities shall when taken together not exceed:

(a)	the Purchase Price; plus

(b)	the Seller Intercompany Loan Amount; plus

(c)	the Senior Loan Redemption Amount; and

(d)
where the Interest Swap Termination Payment is a payment due from the Company then plus the Interest Swap Termination Payment, or where the Interest Swap Termination Payment is a payment due to the Company then minus the Interest Swap Termination Payment.

5.4	Part 3 of Schedule 3 (Seller’s limitation of liability) shall apply in respect of Claims and Tax Covenant Claims under this Agreement in accordance with its terms (but not otherwise).

5.5
The Buyer shall notify the Seller as soon as reasonably practicable of any Claim or Tax Covenants, including where reasonably practicable to do so an estimate of the amount in question or a bona fide estimate of such amount.

5.6
The Seller indemnifies (and shall keep indemnified) the Buyer and the Company against all liabilities, costs, expenses, damages and losses (including all interest, penalties and reasonable and properly incurred legal costs) suffered or incurred by the Buyer or the Company:

(a)
to terminate and discharge all liabilities of the Company under the Seller Intercompany Loan, the Senior Loan, the Senior Loan Documents or the Interest Swaps (and including liabilities arising out or in connection with any guarantees or security given in respect of the same or in respect of the repayment of the same and/or any other guarantees or debt facilities including any swap or hedging arrangements that the Company is subject to on or prior to Completion) in excess of:

(i)	the amount, reflected in the Estimated NAV, paid by the Company to the Senior Lender at Completion;

(ii)	the amount, reflected in the Estimated NAV, paid by the Company to the Interest Swap Counterparty at Completion; and

(iii)	the amount, reflected in the Estimated NAV, paid by the Company to the Seller in respect of the Seller Intercompany Loan, and

(b)
to terminate and discharge all liabilities of the Company under any other arrangements under which a provider of debt finance has made a facility available to the Company in respect of the period before Completion, provided that such indemnity shall not apply to the extent such loss or damage has been made good to the Buyer under the Completion Accounts so as to avoid double counting.

5.7
Nothing in this Agreement shall in any way restrict or limit the general obligation at law of the Buyer and the Company to mitigate any loss or damage which it or they may suffer in consequence of any matter which may give rise to a claim under the Indemnity at Clause 5.6.

5.8	The Buyer warrants to Seller that:

(a)
the Buyer has full corporate power, right and authority to execute and deliver this agreement and to consummate the Transaction. All corporate proceedings on the part of Buyer that are necessary to approve and authorise the execution and delivery of this agreement and the consummation of the Transaction have occurred; and

(b)
the Buyer is a corporation organised, existing and in good standing under the laws of the state of Delaware, USA with full corporate power and due authorisation to conduct its business as presently conducted by it.

6.	PROPERTY
The Seller and the Buyer will comply with their respective obligations in Part 2 of Schedule 5.

7.	CRC
The Seller and the Buyer will comply with their respective obligations in Schedule 8.

8.	TAX COVENANT
The provisions of the Tax Covenant shall have effect from the date of this Agreement.

9.	CONFIDENTIALITY AND ANNOUNCEMENTS

9.1
The Seller shall not at any time disclose to any person or use to the detriment of the Company this Agreement or any trade secret or other confidential information which it holds in relation to the Company and its affairs.

9.2
The Buyer undertakes to the Seller to keep confidential the terms of this Agreement and all information that it has acquired about the Seller, and the Seller undertakes to the Buyer to keep confidential and all information that it has acquired about the Buyer.

9.3
No party shall make any announcement relating to this Agreement or its subject matter without the prior written approval of the other party (such approval not to be unreasonably withheld or delayed) other than to the extent that the disclosure is required:

(a)	by law; or

(b)	by a regulatory body, Taxation Authority or securities exchange; or

(c)	to make any filing with, or obtain any authorisation from, a regulatory body, Taxation Authority or securities exchange; or

(d)	to protect the disclosing party’s interest in any legal proceedings;

(e)
in the case of the Buyer, to any of its direct and/or indirect owners (or potential investors in any member of the Buyer’s Group), or any member of the Buyer’s Group if the Buyer procures that the people to whom the information is disclosed keep it confidential as if they were that party;

but that party shall use reasonable efforts (to the extent permitted by applicable law or regulation) to consult the other parties and to take into account any reasonable requests they may have in relation to the announcement before making it.

9.4	Each party to this Agreement does not have to keep confidential or to restrict its use of:

(a)	information that is or becomes public knowledge other than as a direct or indirect result of a breach of this Agreement; or

(b)	information that it receives from a source not connected with the party to whom the duty of confidence is owed that it has acquired free from any obligation of confidence to any other person.

9.5	A party may disclose or make use of any information that it is otherwise required to keep confidential under this clause 9:

(a)
to such professional advisers, consultants and employees or officers of its Group as are reasonably necessary to advise on this Agreement, or to facilitate the Transaction, if the disclosing party procures that the people to whom the information is disclosed keep it confidential as if they were that party; or

(b)
in the case of the Buyer, to a capital provider (including a potential joint venture partner) or a potential purchaser of the Property and/or the Sale Shares, if the Buyer procures that the people to whom the information is disclosed keep it confidential as if they were that party;

(c)
in the case of the Buyer, to any of its direct and/or indirect owners (or potential investors in any member of the Buyer’s Group), or any member of the Buyer’s Group if the Buyer procures that the people to whom the information is disclosed keep it confidential as if they were that party;

(d)	with the written consent of the other party; or

(e)	to confirm that the sale has taken place and the date of the sale (but without otherwise revealing any other terms of sale or making any other announcement); or

(f)	to the extent that the disclosure is required:

(i)	by law; or

(ii)	by a regulatory body, Taxation Authority or securities exchange; or

(iii)	to make any filing with, or obtain any authorisation from, a regulatory body, Taxation Authority or securities exchange; or

(iv)	to protect the disclosing party’s interest in any legal proceedings;
but shall use reasonable efforts (to the extent permitted by applicable law or regulation) to consult the other parties and to take into account any reasonable requests they may have in relation to the disclosure before making it; or

(g)	for the purposes contemplated by this Agreement or to the extent necessary for the purpose of exercising or performing its rights and obligations under this Agreement.

10.	FURTHER ASSURANCE
The Seller and the Buyer shall (at their respective expense) promptly execute and deliver all such documents, and do all such things, as the other may from time to time reasonably require for the purpose of giving full effect to the provisions of this Agreement.

11.	ASSIGNMENT

11.1	Except as provided otherwise in this clause 11 no party may assign, or grant any Encumbrance or security interest over, any of its rights under this Agreement.

11.2	Each party that has rights under this Agreement is acting on its own behalf.

11.3
The Buyer may assign all (but not some only) of its rights and benefits under this Agreement but not its obligations to a member of its Group to whom it has transferred the Property and/or all of the Sale Shares, as relevant, if at the time of the assignment the Buyer executes, and procures that the assignee executes, and delivers to the Seller a deed in a form reasonably acceptable to the Seller under which:

(a)	the assignee:

(i)	agrees to be bound by the terms of this clause 11 as if it were the Buyer;

(ii)	agrees to assign to the Buyer, with effect from immediately before the assignee ceases to be a member of the Buyer’s Group, all rights under this Agreement assigned to it; and

(b)	the Buyer guarantees (as a continuing guarantee) all the obligations and liabilities of the assignee under this Agreement assumed under such deed.

11.4
The Buyer may assign its rights under this Agreement by way of security to any Third Party Debt Provider. The Buyer acknowledges and agrees that the rights conferred on any such assignee shall only be exercisable at the same time as such assignee exercises its security under the relevant associated security documents.

11.5	The Buyer agrees that if it makes an assignment pursuant to this clause, the assignment shall not increase the liabilities of the Seller.

11.6	If there is an assignment:

(a)	the Buyer shall give written notice of the assignment to the Seller containing details of the assignments including the name of the assignor and assignee

(b)	the Seller may discharge its obligations under this Agreement to the assignor until it receives notice of the assignment;

(c)	the assignee may enforce this Agreement as if it were a party to it, but the Buyer shall remain liable for any obligations under this Agreement; and

(d)	the Seller’s liability to the assignee shall not exceed the liability to the Buyer under this Agreement if such assignment had not taken place.

12.	WHOLE AGREEMENT

12.1
This Agreement constitutes the whole agreement between the parties with respect to the subject matter of this Agreement and supersedes and extinguishes all previous drafts, agreements, arrangements and understandings between them, whether written or oral, relating to its subject matter.

12.2	Each party:

(a)
acknowledges that, in entering into this Agreement, it does not rely on and shall have no remedy in respect of any statement, representation, assurance or warranty (whether of fact or at law and whether made innocently or negligently) of any person other than as expressly set out in this Agreement;

(b)	irrevocably and unconditionally waives any right it may have to claim damages or to rescind this Agreement by reason of any misrepresentation and/or warranty not set out in any such document;

(c)	acknowledges and agrees that it shall not have any claim for innocent or negligent misrepresentation based upon any statement in this Agreement; and

(d)	acknowledges and agrees for the purposes of the Misrepresentation Act 1967 and the Unfair Contract Terms Act 1977 that the provisions of this clause 12 are reasonable.

12.3	Nothing in this clause 12 operates to limit or exclude any liability for fraud or wilful misconduct.

13.	VARIATION AND WAIVER

13.1	Any variation of this Agreement shall be in writing and signed by or on behalf of the parties.

13.2
Any waiver of any right under this Agreement is only effective if it is in writing and it applies only to the party to whom the waiver is addressed and to the circumstances for which it is given and shall not prevent the party who has given the waiver from subsequently relying on the provision it has waived.

13.3
No failure to exercise or delay in exercising any right or remedy provided under this Agreement or by law constitutes a waiver of such right or remedy or shall prevent any future exercise in whole or in part thereof.

13.4	No single or partial exercise of any right or remedy under this Agreement shall preclude or restrict the further exercise of any such right or remedy.

13.5	Unless specifically provided otherwise, rights arising under this Agreement are cumulative and do not exclude rights provided by law.

14.	COSTS
All costs in connection with the negotiation, preparation, execution and performance of this Agreement, and any documents referred to in it, shall be borne by the party that incurred the costs.

15.	NOTICE

15.1	A notice given under this Agreement:

(a)	shall be in writing;

(b)
shall be sent for the attention of the person, and to the address or fax number, specified in this clause 15 (or such other address, fax number or person as each party may notify to the others in accordance with the provisions of this clause 15); and

(c)	shall be:

(i)	delivered personally; or

(ii)	sent by fax; or

(iii)	sent by pre-paid first-class post or recorded delivery; or

(iv)	(if the notice is to be served by post outside the country from which it is sent) sent by airmail.

15.2	The addresses for service of notice are:

(a)	the Seller:

(i)	address: c/o JTC (Jersey) Limited, Elizabeth House, 9 Castle Street, St. Helier, Jersey JE2 3RT

(ii)	for the attention of: Mrs Saffron Harrop

(iii)	fax number: (0)1534 700 007
and with a copy by email to:
mschaefer@imw-se.de

(b)	the Buyer:

(i)	address:

6 Route de Trèves 2633 Senningerberg Luxembourg, 6th Floor
with a copy to:
399 Park Avenue, 18th Floor, New York, NY 10022; and
Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808
and with a copy by email to:
kauff@nsamgroup.eu
jfarkas@nrfc.com
mbernal@nsamgroup.eu
safshari@nsamgroup.eu

15.3	A notice is deemed to have been received:

(a)	if delivered personally, at the time of delivery; or

(b)	in the case of fax, at the time of transmission; or

(c)	in the case of pre-paid first class post, recorded delivery, 2 Business Days from the date of posting; or

(d)	in the case of registered airmail, 7 Business Days from the date of posting;
provided that if deemed receipt under the previous provisions of this clause 15.3 is not within business hours (meaning 9.00 am to 5.30 pm Monday to Friday in the place of receipt on a day that is not a public holiday in the place of receipt), when business next starts in the place of receipt and all references to time are to local time in the place of deemed receipt.

15.4
To prove service, it is sufficient to prove that the notice was transmitted by fax to the fax number of the party or, in the case of post, that the envelope containing the notice was properly addressed and posted.

16.	SEVERANCE

16.1
If any provision of this Agreement (or part of a provision) is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.

16.2
If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the parties.

17.	AGREEMENT SURVIVES COMPLETION
This Agreement (other than obligations that have already been fully performed) remains in full force after Completion.

18.	THIRD PARTY RIGHTS

18.1
Subject to clause 11 and clause 18.2, this Agreement and the documents referred to in it are made for the benefit of the parties and their successors and permitted assigns and are not intended to benefit, or be enforceable by, anyone else.

18.2	The Company may enforce the provisions of clause 5.5, and the Company and members of the Buyer’s Group can enforce the provisions of SCHEDULE 8.

18.3
The parties to this Agreement do not require the consent of the Company or any members of the Buyer’s Group (other than the Buyer) to vary this Agreement at any time or bring proceedings under this Agreement.

19.	SUCCESSORS
The rights and obligations of the Seller and the Buyer under this Agreement shall continue for the benefit of, and shall be binding on, their respective successors and assigns.

20.	COUNTERPARTS
This Agreement may be executed in any number of counterparts, each of which is an original and which together have the same effect as if each party had signed the same document.

21.	GOVERNING LAW AND JURISDICTION

21.1
This Agreement and any disputes or claims arising out of or in connection with its subject matter or formation (including non-contractual disputes and claims) are governed by and construed in accordance with the law of England.

21.2
The parties irrevocably agree that the courts of England have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes and claims) and that any suit, action or proceedings (together in this clause 21 “Proceedings”) arising out of or in connection with this agreement shall be brought in such courts.

21.3
Each of the Seller and the Buyer irrevocably waives any objection which it may have now or hereafter to the laying of the venue of any Proceedings in such court as is referred to in this clause 21 and any claim that any such Proceedings have been brought in an inconvenient forum and further irrevocably agrees that a judgment in any Proceedings brought in the English courts shall be conclusive and binding upon each of the Seller and the Buyer and may be enforced in the courts of any other jurisdiction.

21.4
The Buyer irrevocably appoints Northstar Asset Management UK, Limited of 25-28 Old Burlington Street, London, W1S 3AN as its process agent to receive on its behalf service of process in any Proceedings in England, service upon whom shall be good service upon the Buyer whether or not forwarded to or received by the Buyer. Where, for any reason the process agent ceases to be able to act as process agent, or no longer has an address in England, the Buyer irrevocably agrees to appoint a substitute process agent with an address in England, and to deliver to the Seller a copy of the substitute process agent’s acceptance of that appointment within twenty (20) Business Days. If the Buyer fails to appoint a substitute process agent, it shall be effective service for the Seller to serve the process upon the last known address in England of the last known process agent for the Buyer notified to the Seller, notwithstanding that such process agent is no longer found at such address or has ceased to act.

21.5
The Seller irrevocably appoints Rosenblatt of 9-13 St. Andrew Street, London EC45A 3AF as its process agent to receive on its behalf service of process in any Proceedings in England, service upon whom shall be good service upon the Seller whether or not forwarded to or received by the Seller. Where, for any reason the process agent ceases to be able to act as process agent, or no longer has an address in England, the Seller irrevocably agrees to appoint a substitute process agent with an address in England, and to deliver to the Buyer a copy of the substitute process agent’s acceptance of that appointment within twenty (20) Business Days. If the Seller fails to appoint a substitute process agent, it shall be effective service for the Buyer to serve the process upon the last known address in England of the last known process agent for the Seller notified to the Buyer, notwithstanding that such process agent is no longer found at such address or has ceased to act.
This Agreement has been entered into on the date first above written.

SCHEDULE 1
Particulars of the Company

Name:	Firefly Limited
Authorised share capital:	10,000 shares of £1.00 each
Issued share capital:	2 shares of £1.00 each
Directors:	Saffron Harrop, Donna McCrorie, Robert Monticelli, Maic Schafer
Secretary:	JTC (Jersey) Limited
Accounting reference date:	31 March
Accountant:	BDO Limited Windward House La Route de la Liberation St Helier Jersey JE1 1BG
Charges:
Prior to Completion:
1. Debenture dated on or around 10 May 2005 granted by Firefly Limited to The Royal Bank of Scotland International Limited as Original Lender containing (amongst other things) a floating charge over the whole of the Borrower’s undertaking and first fixed legal charges over the Property (as reconfirmed from time to time).
2. Jersey security interest agreement over the Rent Account from Firefly Limited (undated) (as reconfirmed from time to time).
3. Jersey Security Interest Agreement dated 10th May, 2005 between Firefly Limited and The Royal Bank of Scotland International Limited.

SCHEDULE 2
Completion
Part 1
Pre-Completion Actions

1.	Immediately before Completion:

1.1	the Seller shall deliver to the Buyer written consent in the agreed form from the agent under the Senior Loan Documents to:

(a)	the sale of the Sale Shares subject to the Senior Loan Documents; and

(b)
the funding of the Company pursuant to the Buyer Completion Loan and the subsequent repayment of the Senior Loan and the termination of the Interest Swaps and payment of the Seller Intercompany Loan Amount to the Seller.

1.2
the Seller will procure that the Seller’s Solicitors and the Senior Lender’s Solicitors deliver written undertakings in the agreed form undertaking to hold all sums received by them under paragraphs 1.3, 1.4 and 1.5 to the order of the Buyer or the Company (as the case may be) and in the case of conflict between the terms of those paragraphs and the undertakings, the undertakings prevail;

1.3	following receipt of the undertakings referred to above, the Buyer will procure the delivery by electronic transfer of an amount in aggregate equal to the Completion Payment to:

(a)	the Seller’s Solicitors Account; and

(b)	the Senior Lender's Solicitor's Account,
divided into such amounts as the Seller shall have notified to the Buyer, with such amounts in each case being held by the Seller’s Solicitors and the Senior Lender's Solicitors (as the case may be) to the order of the Buyer pending acquisition of the Sales Shares pursuant to Part 2;

1.4	following receipt of the undertakings referred to above, the Buyer will procure the delivery by electronic transfer of an amount in aggregate equal to the Seller Intercompany Loan Amount to:

(a)	the Seller's Solicitors Account; and

(b)	the Senior Lender' Solicitors Account
divided into such amounts as the Seller shall have notified to the Buyer, with such amounts in each case being held by the Seller’s Solicitors and the Senior Lender's Solicitors (as the case may be) to the order of the Buyer pending completion of the Buyer Completion Loan (which shall occur immediately after the acquisition of the Sales Shares pursuant to Part 2) and following which such amounts shall be held to the order of the Company until released in accordance with the provisions of Part 4;

1.5	following receipt of the undertakings referred to above, the Buyer will procure the delivery to the Senior Lender’s Solicitor’s Account by electronic transfer of an amount equal:

(a)	to the Senior Loan Redemption Amount; and

(b)
where the Interest Swap Termination Payment is a payment due from the Company then plus the Interest Swap Termination Payment, or where the Interest Swap Termination Payment is a payment due to the Company then minus the Interest Swap Termination Payment, such amounts to be held to the order of the Buyer pending completion of the Buyer Completion Loan (which shall occur immediately after the acquisition of the Sales Shares pursuant to Part 2) and following which such amounts shall be held to the order of the Company until released in accordance with the provisions of Part 3.

2.
Immediately before Completion (but subject to the transfers of the funds referred to in paragraphs 1.3, 1.4 and 1.5 above having occurred) the Seller shall procure that a board meeting of the Company is held at which the following matters shall take place (each subject to Completion occurring in accordance with this Schedule):

2.1	a resolution to register the transfer of the Sale Shares to the Buyer on presentation of executed transfers in favour of the Buyer shall be passed;

2.2
a resolution is passed with effect from registration of the transfer of the Sale Shares, to enter into the Buyer Completion Loan and to use the sums advanced under the Buyer Completion Loan to procure the repayment of the Senior Loan and the termination of the Interest Swaps and to procure the repayment of the Seller Intercompany Loan, as well as enter into any of the Senior Loan Release Documents, Interest Swap Termination Confirmation and/or Seller Loan Release Document, as applicable.

2.3	the Directors resign from their offices as directors of the Company with effect from the registration of the transfer of the Sale Shares;

2.4	Daniel Gilbert, Jon Farkas, Steven Kauff and Philip Hendy are appointed as directors of the Company with effect from the registration of the transfer of the Sale Shares; and

2.5
a resolution is passed with effect from the registration of the transfer of the Sale Shares revoking each existing mandate given by the Company for the operation of its bank accounts and giving authority to persons nominated by the Buyer.

Part 2
Purchase of the Company by the Buyer

3.	At Completion, the Seller shall deliver or cause to be delivered to or on behalf of the Buyer the following documents and evidence:

3.1	the Seller’s Legal Opinion duly signed by the Seller’s German counsel;

3.2	as evidence of the authority of each person executing a document referred to in this Schedule on the Seller’s behalf:

(a)
a copy of the minutes of a duly held meeting of the directors of the Seller (or a duly constituted committee thereof) authorising the execution by the Seller of the document, where such execution is authorised by a committee of the board of directors of the Seller, a copy of the minutes of a duly held meeting of the directors constituting such committee or, in each case, the relevant extract thereof; or

(b)
a copy of the power of attorney conferring the authority (and in the case of the documents required to be registered or produced to the Land Registry, in a form which is compliant with the Land Registry’s requirements in relation to such powers of attorney);

in each case certified to be a true copy by a director or the secretary of the Seller;

3.3	transfers of the Sale Shares executed by the registered holders in favour of the Buyer in such form as is necessary for the Buyer to establish legal ownership in accordance with Jersey law;

3.4	the share certificates for the Sale Shares in the names of the registered holders or an indemnity in the agreed form for any lost certificates;

3.5	resignation letters in the agreed form signed by the Directors;

3.6	a letter from the Seller’s Solicitors to the Buyer’s Solicitors confirming that the Seller’s Solicitors hold on behalf of the Company the Property Documents, Tenancy Documents and Rent Deposit Deeds;

3.7
a letter from JTC (Jersey) Limited to the Buyer and/or Mourant Ozannes, the Buyer’s Jersey lawyers confirming that JTC (Jersey) Limited holds on behalf of the Company each register, minute book, and other statutory book required by law to be kept by the Company, made up to the Completion Date along with the Certificate of Incorporation of the Company and all consents issued to the Company pursuant to the Control of Borrowing (Jersey) Order 1958;

3.8
a Deed of Surrender executed by and completed between the Company (1) and Michellisa Properties Limited (“Michellisa”) (2) in the agreed form pursuant to which Michellisa surrenders to the Company its interest under the Michellisa Lease;

3.9	two rent authority letters from the Seller's solicitors to Plan Limited informing the tenant of the surrender of the Michellisa Lease;

3.10
a copy of each new bank mandate of the Company authorised under paragraph 2.5 of this Schedule and copies of statements of each bank account of the Company made up to a date not earlier than two Business Days before Completion; and

3.11
a US tax election on Form 8832 in the agreed form electing to classify the Company as a transparent entity (in the case that it currently has more than one owner, a partnership) for US federal income tax purposes signed on behalf of the Company by the directors holding office immediately prior to registration of the Sale Shares and the Seller, with an effective date prior to Completion.

4.	At Completion, the Buyer shall deliver or cause to be delivered to or on behalf of the Seller the Legal Opinion duly signed by the Buyer's Delaware, USA counsel.

5.
Simultaneously with the steps set out at paragraph 3, the Completion Payment referred to in paragraph 1.3 of Part 1 shall be unconditionally and irrevocably released to the Seller’s Solicitors and the Senior Lender's Solicitors (as the case may be) by or on behalf of the Buyer and the Seller acknowledges that whatever proportion (if any) of the Completion Payment has been transferred to the Senior Lender's Solicitors being released to the Senior Lender's Solicitors shall constitute good receipt by the Seller of such amount.

Part 3
Repayment of Senior Loan and termination of Interest Swaps

6.	Immediately following the acquisition of the Sales Shares of the Company pursuant to Part 2 the Buyer shall (and shall procure that the Company shall) enter into the Buyer Completion Loan.

7.	Immediately following the entry into of the Buyer Completion Loan, the Buyer shall advance an amount equal to:

(a)	Senior Loan Redemption Amount;

(b)
plus (where the Interest Swap Termination Payment is a payment due from the Company) or minus (where the Interest Swap Termination Payment is a payment due to the Company) the Interest Swap Termination Amount

to the Company and shall procure that the Company immediately pays such amounts to the Senior Lender’s Solicitors in order to repay the Senior Loan and terminate the Interest Swaps (and the Seller and the Buyer acknowledge and agree that this obligation shall be satisfied by the sums referred to in paragraph 1.4 of Part 1 of SCHEDULE 2 immediately following Completion being unconditionally and irrevocably released in accordance with the terms of the Senior Lender’s Solicitors undertaking by the Buyer to the Company and by the Company to the Senior Lender’s Solicitors).

8.
Subject to the Buyer complying with its obligations pursuant to paragraphs 6 and 76 and the relevant amounts having been unconditionally and irrevocably released to the Senior Lender’s Solicitors, the Seller shall immediately deliver or cause to be delivered to the Buyer the Senior Loan Release Documents and the Interest Swap Termination Confirmation.

Part 4
Repayment of Seller Intercompany Loan

9.
Immediately following the repayment of the Senior Loan and the termination of the Interest Swaps, the Buyer shall advance an amount equal to Seller Intercompany Loan Amount to the Company and shall procure that the Company pays such amounts to the Seller in order to repay the Seller Intercompany Loan (and the Seller and the Buyer acknowledge and agree that this obligation shall be satisfied by the sums referred to in paragraph 1.4 of Part 1 of this Schedule in respect of the Seller Intercompany Loan Amount immediately following Completion being unconditionally and irrevocably released in accordance with the terms of the Seller’s Solicitors undertaking and the Senior Lender's Solicitors undertaking (as the case may be) by the Buyer to the Company and by the Company to the Seller’s Solicitors and/or the Senior Lender's Solicitors (as the case may be), with the Seller further acknowledging that the release of the relevant amounts to the Seller’s Solicitors and/or the Senior Lender's Solicitors (as the case may be) shall constitute good receipt by the Seller of such amount).

10.
Subject to the Buyer complying with its obligations pursuant to this Part 4 and the Seller Intercompany Loan Amount having been unconditionally and irrevocably released to the Seller's Solicitors, the Seller shall immediately deliver or cause to be delivered to the Buyer the Seller Loan Release Document, duly executed by the Seller and with effect from release to the Seller's Solicitors of the amounts in respect of the Seller Intercompany Loan Amount held to the order of the Company by the Seller’s Solicitors, the Seller hereby immediately releases the Company from any and all obligations and liabilities (past, present or future) which have not already been discharged by the repayment of the Seller Intercompany Loan (but excluding to the extent of any underpayment by the Company to the Seller under the Seller Intercompany Loan which is taken into account in the Completion Accounts).

SCHEDULE 3
Warranties
Part 1
General warranties

1.	POWER TO SELL THE COMPANY

1.1	The Seller has taken all necessary action and has all requisite power and authority to enter into and perform this Agreement in accordance with its terms.

1.2	This Agreement constitutes (or shall constitute when executed) valid, legal and binding obligations on the Seller in the terms of the Agreement.

1.3	Compliance with the terms of this Agreement shall not breach or constitute a default under any of the following:

(a)	any agreement or instrument to which the Seller or the Company is a party or by which it is bound;

(b)	any order, judgment, decree or other restriction of any kind applicable to the Seller or the Company; or

(c)	any licences or consents issued to the Company, including but not limited to any consent issued under the Control of Borrowing (Jersey) Order 1958.

2.	SHARES IN THE COMPANY

2.1	The Company is a limited company incorporated under Jersey Law and has been in continuous existence since incorporation.

2.2	The Sale Shares constitute the whole of the allotted and issued share capital of the Company and are fully paid.

2.3	The Seller is the sole legal and beneficial owner of the Sale Shares.

2.4	The register of members of the Company contained in the Disclosure Letter contains all the information which it is required to do to comply with the Companies (Jersey) Law 1991.

2.5
The Company has no (and has never had any) subsidiary and holds no (and has never held any) legal or beneficial interest in the share capital of any other company. The Company has not agreed to acquire an interest in or merge or consolidate with any other person.

2.6
The Sale Shares are free from all Encumbrances and no commitment has been given to create an Encumbrance affecting the Sale Shares. So far as the Seller is aware, no person has claimed to be entitled to an Encumbrance in relation to any of the Shares.

2.7
No right has been granted to any person to require the Company to issue any share capital and no Encumbrance has been created and no commitment has been given to create an Encumbrance in favour of any person affecting any unissued shares or debentures or other unissued securities of the Company.

2.8	Other than this Agreement, there is no arrangement requiring the transfer, redemption or repayment of a share in the capital of the Company.

3.	GENERAL

3.1
The Company owns no assets other than its interest in the Property. The Company has no liabilities (actual or contingent) other than in relation to the Property or under the Senior Loan Documents, and it is not a party to any contract or other commitment other than, (i) those of the Property Documents to which it is a party or by which it is otherwise bound; (ii) those of the insurance policies referred to in Schedule 10 to which it is a party; (iii) the Property Management Agreement; (iv) those of the Tenancy Documents to which it is a party or by which it is otherwise bound; (v) those of the Construction Documents to which it is a party or by which it is otherwise bound; (vi) to the extent Disclosed, the maintenance, service, cleaning and security agreements which relate to the Property and to which it is a party or is otherwise bound; (vii) an engagement letter with BDO Limited dated 3 October 2013 under which the Company engages BDO Limited as its accountants; (viii) an engagement letter with Ernst & Young dated 22 November 2012 under which the Company engages Ernst & Young as tax advisors; and (ix) the Senior Loan Documents, the Senior Loan Release Documents and the Seller Loan Release Document (together the “Existing Arrangements”).

3.2
So far as the Seller is aware, no fact or circumstance exists which might invalidate or give rise to a ground for termination, avoidance or repudiation of any of the Existing Arrangements. No party with whom the Company has entered into any of the Existing Arrangements has given notice of its intention to terminate, or has sought to repudiate or disclaim, the same.

3.3	Neither the Company nor, so far as the Seller is aware is any party with whom the Company has entered into any of the Existing Arrangements is in material breach thereof.

3.4
The Title, copy Tenancy Documents, copy Property Documents, copy Construction Documents and Replies to Enquiries provided to the Buyer or the Buyer’s Solicitors are true, accurate and complete in all material respects and not misleading.

3.5	The particulars relating to the Company in Schedule 1 of this Agreement are true and accurate and not misleading.

4.	COMPLIANCE WITH LAWS
The Company has at all times during the four years before the date of this Agreement conducted its business in accordance with its constitutional documents and with all applicable laws and regulations.

5.	LICENCES AND CONSENTS

5.1	Save for consent issued under the Control of Borrowing (Jersey) Order 1958, the Company has and requires no licences, consents, permits or authorities of any kind.

5.2
In respect of any licences, consents, permits or authorities which are Disclosed the Company has complied with the terms and conditions of each such licence, consent, permit or authority, such licence, consent permit or authority is in force and unconditional or subject only to a condition that has been satisfied.

6.	INSURANCE

6.1	Particulars of all insurances maintained by or on behalf of the Company are set out in Schedule 10 (Insurance Policies).

6.2	The insurance policies maintained by or on behalf of the Company meet all the requirements of the Tenancy Documents.

6.3	There are no outstanding claims under, or in respect of the validity of, any of those policies and there are no circumstances likely to give rise to any claim under any of those policies.

6.4
All those insurance policies are in full force and effect, are not void or voidable, nothing has been done or not done by the Company or the Seller (or a member of the Seller’s Group) which could make any of them void or voidable and Completion will not terminate, or entitle any insurer to terminate, any such policy.

6.5	All insurance premiums payable pursuant to all insurance policies maintained by or on behalf of the Company have been paid in full.

6.6
All of the Tenants have paid all of their respective proportions of the insurance premiums applicable to the insurance policies maintained by or on behalf of the Company for the period ending on the Apportionment Date pursuant to the terms of their respective Tenancy Documents.

6.7	So far as the Seller is aware, no insurer has ever cancelled or refused to accept or continue any insurance taken out or applied for by or on behalf of the Company.

7.	POWER OF ATTORNEY
There are no powers of attorney in force given by the Company and, other than the Directors listed at SCHEDULE 1, no person, as agent or otherwise, is entitled or authorised to bind or commit the Company to any obligation.

8.	DISPUTES AND INVESTIGATIONS

8.1	Neither the Company nor any of the Directors (in their capacity as directors of the Company):

(a)	is engaged in any litigation, administrative, mediation or arbitration proceedings or other proceedings or hearings before any statutory or governmental body, department, board or agency; or

(b)	is the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body.

8.2
No such proceedings, investigation or inquiry as are mentioned in paragraph 8.1 have been threatened or are pending and, so far as the Seller is aware, there are no circumstances likely to give rise to any such proceedings.

9.	TRANSACTIONS WITH THE SELLER
There is no outstanding indebtedness or other liability (actual or contingent) and no outstanding contract, commitment or arrangement between the Company and any of the following:

(a)	the Seller or any member of the Seller’s Group or any person Connected with the Seller; or

(b)	any member of, or any director of any member of, the Seller’s Group or any person Connected with such a member or director other than in the ordinary course of business on arm’s length terms.

10.	FINANCE AND GUARANTEES

10.1
Except under the Senior Loan Documents or as set out in the Replies to Enquiries, no guarantee, mortgage, charge, pledge, lien, assignment or other security agreement or arrangement has been given by or entered into by the Company in respect of borrowings or other obligations of the Company or any other person or by any third party in respect of borrowings or other obligations of the Company.

10.2	The Company is not a party to and is not liable under a guarantee, indemnity or other agreement to secure or incur a financial or other obligation with respect to another person’s obligation.

10.3
The Company has no outstanding loan capital and has lent no money that has not been repaid and there are no debts owing to the Company other than debts that have arisen in the normal course of business or under the Tenancy Documents.

10.4	The Company has not factored any of its debts or discounted any of its debts or engaged in financing of a type which would not need to be shown or reflected in the Accounts.

10.5
Particulars of all money borrowed by the Company that remains outstanding for repayment (other than trade credit given to it in the ordinary course of its business), including particulars of the material terms on which such money has been borrowed, have been Disclosed.

10.6
No indebtedness of the Company is due and payable and no security over any of the assets of the Company is now enforceable. The Company has not received any written notice that has not been withdrawn or whose terms have not been fully complied with and/or carried out from any creditor requiring any payment to be made and/or threatening the enforcement of any security which it may hold over the assets of the Company.

10.7
No corporate action, legal proceedings or other procedure has been taken in relation to the enforcement of any security over any assets of the Company held by the Sellers or any member of the Sellers’ Group or, so far as the Sellers are aware, any other person.

11.	INSOLVENCY

11.1	The Company:

(a)	is not insolvent or unable to pay its debts within the meaning of the Insolvency Act 1986 or any other insolvency law applicable to the Company;

(b)
has not been declared bankrupt (within the definition of the Interpretation (Jersey) Law 1954, as amended) or had any judgment taken against it in any court or suffered or committed any act indicative of insolvency by the law of any jurisdiction; and

(c)	has not stopped paying its debts as they fall due, nor has the Company commenced negotiations with one or more of its creditors with a view to rescheduling or restructuring any of its indebtedness.

11.2
No step has been taken by the Company or the Directors and no notice has been received by the Company of any steps taken by any third party in any applicable jurisdiction to initiate any process by or under which:

(a)	the ability of the creditors of the Company to take any action to enforce their debts is suspended, restricted or prevented; or

(b)
some or all of the creditors of the Company accept, by agreement or in pursuance of a court order, an amount less than the respective sums owing to them in satisfaction of those sums with a view to preventing the dissolution of the Company; or

(c)	a person is appointed to manage the affairs, business and assets of the Company on behalf of its creditors; or

(d)	the holder of a charge over all or any of the Company’s assets is appointed to control the business and/or all or any assets of the Company.

11.3	In relation to the Company:

(a)	no administrator has been appointed by the Company or, so far as the Company is aware, by any third party;

(b)	no documents have been filed with the court for the appointment of an administrator by the Company or, so far as the Company is aware, by any third party; and

(c)	no notice of intention to appoint an administrator has been given by the Company or, so far as the Company is aware, by any third party.

11.4
No notice has been received by the Company that any receiver (including an administrative receiver), liquidator, trustee, custodian or similar official (including the Jersey Viscount) has been appointed in any jurisdiction in respect of the whole or any part of the business or assets of the Company and so far as the Company is aware no step has been taken for or with a view to the appointment of such a person.

11.5
No transaction at an undervalue or preference (within the meaning of the Bankruptcy (Désastre)(Jersey) Law 1990 or the Companies (Jersey) Law 1991) relating to the Sale or to which the Company has been a party has been effected.

11.6	No process has been initiated which leads to the Company being dissolved and its assets being distributed among its creditors, shareholders or other contributors.

11.7	No distress, execution or other process has been levied on an asset of the Company.

12.	INTELLECTUAL PROPERTY

12.1	No Intellectual Property Rights are owned, used, or held for use by the Company.

12.2	Since the incorporation/registration of the Company it has not owned or used any IT hardware or software.

12.3	The activities of the Company have not infringed any Intellectual Property Rights of any third party.

13.	EMPLOYMENT

13.1
The Company has no employees, workers or persons who could be deemed or construed to be employees or workers. The Company has never had any employees, workers or persons who could be deemed or construed to be employees or workers.

13.2	The Company does not have and has not been involved in any scheme or arrangement or the provision of a pension or similar retirement benefit on death or sickness for any person.

13.3
The Company has no employees and has no office space in Jersey and does not require a business licence under the Control of Housing and Work (Jersey) Law 2012 (“CHJW Law”) or a licence pursuant to the Regulation of Undertakings and Development (Jersey) Law 1973 (“RoU Law”) and has complied at all times with the requirements of the relevant exemptions under the CHJW Law and the RoU Law.

14.	NON-PROPERTY ASSETS

14.1	Each asset (other than the Property) included in the Accounts or acquired by the Company since the Accounting Date is:

(a)	legally and beneficially owned solely by the Company free from any Encumbrance; and

(b)	where capable of possession, in the possession or under the control of the Company.

15.	THE PROPERTY

15.1	The Property is legally and beneficially owned solely by the Company.

15.2	The Company has in its possession or under its control all duly stamped deeds and documents which are necessary to prove title to the Property.

15.3	The Company does not own and has never owned any interest in any freehold or leasehold or commonhold property other than the Property and the Previously Owned Property.

15.4
The Company sold all of its rights title and interest in the Previously Owned Property on 12 March 1997 to Corston Holdings Limited (Jersey company number 53933) and on 26 March 1999 Corston Holdings Limited sold all of its rights title and interest in the Previously Owned Property to Sirosa Anstalt. The Company did not retain and has never re-acquired any right title or interest in the Previously Owned Property. The Company has no liabilities (actual or contingent) in relation to or arising out of any right title or interest that it had in the Previously Owned Property.

16.	ENVIRONMENTAL MATTERS

16.1
The Company complies and has complied with all applicable Environmental Law and the Company has not received any notification under Environmental Law and has obtained and complied with the terms and conditions all Environmental Permits.

16.2
Neither the Company nor, so far as the Seller is aware, any person for whose acts or defaults the Company may be vicariously liable is involved, or has been involved, in nor is there pending or threatened against the Company or any person for whom it is vicariously liable, any civil, criminal, arbitration, administrative proceeding or inquiry relating to the Environment. As far as the Seller is aware, no fact or circumstance exists which might give rise to any of the aforesaid.

16.3
There are no environmental or health and safety audit reports, assessments, studies or tests, insurance appraisals, or associated documentation and correspondence relating to the assets and business of the Company.

16.4	There are no reports identifying the presence of Asbestos on the Property other than the 2002 Asbestos Report and all recommended actions pursuant to the 2002 Asbestos Report have been completed.

16.5	The Company has not implemented the Chertsey House Extension (2006) permission.

17.	RENT DEPOSITS

17.1	No deductions withdrawals or repayments have been made from any of the money deposited pursuant to the terms of the Rent Deposit Deeds by the Company, the Seller or by any agent on their behalf.

17.2	To the extent that the Rent Deposit Deeds require that interest is to accrue on the money deposited pursuant to those deeds such interest has been credited to the accounts in which such money is held.

17.3
The money deposited pursuant to the terms of the Rent Deposit Deeds are lodged in the following accounts and managed by the Property Manager. The only signatories to these accounts are the directors of the Property Manager:

Tenant	Account details
Paradigm Geophysical (UK) Limited.	Property Initiatives Management Limited, re Firefly – Paradigm Geophysical UK Limited Client Rent Deposit Account, Barclays Bank, Sort Code 20-00-00, Account Number 03834484
Tractebel Engineering Limited (formerly CCSTLM Limited)	Property Initiatives Management Limited, re Firefly – CCSTLM Limited Client Rent Deposit Account, Barclays Bank, Sort Code 20-00-00, Account Number 03791874
Commerce Connections Limited	Property Initiatives Management Limited, re Firefly – Commerce Connections Client Rent Deposit Account, Barclays Bank, Sort Code 20-00-00, Account Number 23537315
E Trawler UK Limited	Property Initiatives Management Limited, re Firefly – E Trawler Client Rent Deposit Account, Barclays Bank, Sort Code 20-00-00, Account Number 53130924
Fuse Information Management Limited	Property Initiatives Management Limited, re Firefly – Fuse Information Management Client Rent Deposit Account, Barclays Bank, Sort Code 20-00-00, Account Number 93040976

18.	CRC SCHEME

18.1
The Company has at all times in all material respects complied with the requirements of the CRC Order and all law relating to the CRC Scheme and is continuing to carry out the monitoring required under the said scheme and, so far as the Seller is aware, there are no facts or circumstances which may lead to any breach of or liability under the CRC Order or such law.

18.2
There have been no audits, notices, claims, investigations, prosecutions or proceedings against or threatened against the Company or the Seller or the Seller’s Group to the extent that such are related to a liability or potential liability of the Company or any of the Company’s directors, officers or employees in respect of the CRC Scheme and there are no facts or circumstances which may lead to any such audits, notices, claims, investigations, prosecutions or other proceedings.

18.3	Copies of the registration and CRC Evidence Pack relating to the participation of the Company in the CRC Scheme as at Completion are complete, accurate, fully up to date and not misleading.

18.4	All records required to be maintained by the Company under the CRC Scheme are complete, accurate, and up to date in all material respects and not misleading in any material respect.

19.	ACCOUNTS

19.1
The Accounts have been prepared in accordance with IFRS and in accordance with all applicable law in force on the Accounts Date and give a true and fair view of the state of affairs of the Company as at the Accounts Date and of the profit or loss of the Company for the financial year ended on that date.

19.2	The Accounts have been prepared on a basis consistent with the accounts of the Company for the two prior accounting periods without any change in accounting policies used.

19.3
The Management Accounts have been prepared on a basis consistent with that employed in preparing the Accounts and fairly represent the assets and liabilities and profits and losses the Company as at and to the date for which they have been prepared.

20.	ACCOUNTING, FINANCIAL AND OTHER RECORDS

20.1	All accounting, financial and other records of the Company (including the statutory books of the Company):

(a)	have been properly prepared, filed and maintained and are up to date;

(b)	constitute an accurate record of all matters required by law to appear in them;

(c)	do not contain any material inaccuracies or discrepancies;

(d)	are in the possession or under the control of the Company; and

(e)	comply with all applicable laws.

21.	CHANGES SINCE ACCOUNTS DATE
Since the Accounts Date:

(a)	the Company has conducted its business in the normal course and as a going concern; and

(b)	there has been no adverse change in the financial position of the Company with a negative impact on the Company in excess of £10,000; and

(c)	has not acquired or disposed of, or agreed to acquire or dispose of an asset with a value in excess of £10,000 (other than as set out in the Tenancy Documents); and

(d)	no dividend or other distribution of profits or assets has been, or agreed to be, declared, made or paid by the Company; and

(e)	the Company has not made any capital expenditure or incurred any capital commitments; and

(f)	the Company’s business has not been materially and adversely affected by the loss of a Tenant; and

(g)	no shareholder resolutions of the Company have been passed.

22.	EFFECT OF SALE OF SALE SHARES
Neither the acquisition of the Sale Shares by the Buyer nor compliance with the terms of this Agreement will:

(a)	so far as the Seller is aware, cause the Company to lose the benefit of any right or privilege it presently enjoys; or

(b)
relieve any person of any legal obligation to the Company (whether contractual or otherwise), or enable any person to determine any such obligation or any right or benefit enjoyed by the Company, or to exercise any right in respect of the Company.

Part 2
Tax warranties

1.	GENERAL

1.1
All notices, returns (including any land transaction returns), reports, accounts, computations, statements, assessments and registrations and any other necessary information submitted by the Company to any Taxation Authority for the purposes of Taxation have been made on a proper basis, were submitted within applicable time limits, were accurate and complete when submitted and remain accurate and complete in all material respects. Without prejudice to the foregoing, all returns have been made to the Jersey Income Tax Department and any other Taxation Authority in Jersey. None of the above is, or is likely to be, the subject of any material dispute with any Taxation Authority.

1.2	All Taxation (whether of the UK or elsewhere), for which the Company has been liable to account, has been duly paid (insofar as such Taxation ought to have been paid).

1.3
The Company has, within applicable time limits, kept and maintained complete and accurate records, invoices and other information in relation to Taxation as it is required or is prudent to keep and maintain. Such records, invoices and information form part of tax accounting arrangements that enable the tax liabilities of the Company to be calculated accurately in all material respects.

1.4	The Company has complied within applicable time limits with all notices served on it and any other requirements lawfully made of it by any Taxation Authority.

1.5
The Company has not made any payments representing instalments of corporation tax pursuant to the Corporation Tax (Instalment Payments) Regulations 1998 in respect of any current or preceding accounting periods nor is under any obligation to do so.

1.6
The Company has not received from any Taxation Authority (and has not subsequently repaid to or settled with that Taxation Authority) any payment to which it was not entitled, or any notice in which its liability to Taxation was understated.

1.7
The Company has not paid, within the period of seven years ending on the date of this Agreement, or will become liable to pay any penalty, fine, surcharge or interest charged by virtue of the TMA 1970 or any other Taxation Statute.

1.8
All Taxation and national insurance contributions deductible and payable under any Taxation Statute has, so far as is required to be deducted, been deducted from all payments made (or treated as made) by the Company. All amounts due to be paid to the relevant Taxation Authority prior to the date of this Agreement have been so paid by the due date.

1.9	Proper records have been maintained in respect of all such deductions and payments, and all applicable regulations have been complied with.

1.10
The Company is not involved in any dispute with any Taxation Authority nor has it, within the past 2 years, been subject to any visit, audit, investigation, discovery or access order by any Taxation Authority. The Seller is not aware of any circumstances existing which make it likely that a visit, audit, investigation, discovery or access order will be made in the next 12 months.

1.11
The amount of Taxation chargeable on the Company during any accounting period ending on or within the six years before Completion has not, to any material extent, depended on any concession, agreement or other formal or informal arrangement with any Taxation Authority.

1.12
All transactions in respect of which any clearance or consent was required from any Taxation Authority have been entered into by the Company after such consent or clearance has been properly obtained. Any application for such clearance or consent has been made on the basis of full and accurate disclosure of all the relevant material facts and considerations, and all such transactions have been carried into effect only in accordance with the terms of the relevant clearance or consent.

1.13
The Company has duly submitted all claims, disclaimers and elections the making of which has been assumed for the purposes of the Accounts. No such claims, disclaimers or elections are likely to be disputed or withdrawn.

1.14	The Disclosure Letter contains full particulars of all matters relating to Taxation in respect of which the Company is, or at Completion, will be entitled to:

(a)	make any claim (including a supplementary claim), disclaimer or election for relief under any Taxation Statute or other provision; and/or

(b)	appeal against any assessment or determination relating to Taxation; and/or

(c)	apply for a postponement of Taxation.

1.15
The Company is not, nor will become liable, to make to any person (including any Taxation Authority) any payment in respect of any liability to Taxation which is primarily or directly chargeable against, or attributable to, any other person.

1.16
The Accounts make full provision or reserve within generally accepted accounting principles for any period ending on or before the date to which they were drawn up for all Taxation assessed or liable to be assessed on the Company, or for which the Company is accountable at that date, whether or not the Company has (or may have) the right of reimbursement against any other person. Proper provision has been made and shown in the Accounts for deferred taxation in accordance with generally accepted accounting principles.

1.17
The Company has sufficient records to determine the tax consequence which would arise on any disposal or realisation of any asset owned at the Accounts Date or acquired since that date, but prior to Completion.

1.18
The Company has not entered into a Managed Payment Plan within the provisions of sections 59F-G of the TMA 1970 nor into any arrangement with HM Revenue & Customs for the deferred payment of any liability to Taxation.

1.19	The Company is not a qualifying company within the meaning of Schedule 46 to the Finance Act 2009.

2.	CHARGEABLE GAINS

2.1
The book value shown in, or adopted for the purposes, of the Accounts as the value of each of the assets of the Company, on the disposal of which a chargeable gain or allowable loss could arise, does not exceed the amount which on a disposal of such asset at the date of this Agreement would be deductible, in each case, disregarding any statutory right to claim any allowance or relief other than amounts deductible under section 38 of TCGA 1992.

2.2	There has been no transaction to which any of the following provisions applies, or could apply, in respect of any asset held by the Company:

(a)	section 23 of TCGA 1992 (compensation and insurance monies);

(b)	section 135 and 136 of TCGA 1992 (reconstructions and amalgamations);

(c)	section 139 of TCGA 1992 (transfers of business on reconstructions and amalgamations);

(d)	section 152-154 (inclusive) of TCGA 1992 (replacement of business assets);

(e)	sections 140A and 140C of TCGA 1992 (transfer of a trade);

(f)	section 165 of TCGA 1992 (gifts of business assets);

(g)	section 171-171C and 173 of TCGA 1992 (intra-group transfers);

(h)	section 247-248 of TCGA 1992 (compulsory acquisitions); and

(i)	section 242(2) of TCGA 1992 (small part disposals of land).

2.3	The Company has not been a party to any scheme or arrangement whereby the value of an asset has been materially reduced as set out in sections 29-34 of TCGA 1992.

2.4	The Company has not made any election under section 35(5) of TCGA 1992 and the Accounts have not been prepared on the basis that such an election will be made.

2.5	The Company does not own, and has not owned, any asset on the disposal of which paragraph 2 of Schedule 3 to TCGA 1992 would apply.

2.6	The Company holds no asset on the disposal of which Schedule 4 to TCGA 1992 may apply.

2.7
The Company has not transferred a trade carried on by it outside the UK in circumstances such that a chargeable gain may be deemed to arise at a date after such transfer under section 140 of TCGA 1992.

2.8	The Company does not own any assets which are wasting assets within the meaning of section 44 of TCGA 1992 and which do not qualify in full for an allowance under the provisions of CAA 2001.

2.9	The Company has not disposed of or acquired any asset in circumstances falling within section 17 or 19 of TCGA 1992.

2.10	The Company is not owed a debt on a security, the disposal or satisfaction of which will give rise to a liability to corporation tax on chargeable gains by reason of section 251 of TCGA 1992.

2.11
The Company has not received any assets by way of gift as mentioned in section 282 of TCGA 1992 and the Company has not held, nor does it hold, shares in a company to which section 125 of TCGA 1992 could apply.

2.12	No claim or election affecting the Company has been made (or assumed to be made) under section 187 of TCGA 1992.

2.13	The Company has not made a part disposal of any assets for the purposes of section 42 of TCGA 1992.

2.14	The Company has not, since the Accounts Date, appropriated any of its assets to or from trading stock for the purposes of section 161 of TCGA 1992.

2.15	The Company is not, nor may it become, liable to tax under section 190 of TCGA 1992 in respect of a disposal occurring on or before Completion.

2.16
No assessment in respect of a capital gain on the disposal of any asset situated outside the UK or of unremittable overseas income has been postponed under section 279 of TCGA 1992 or section 1275 of CTA 2009 in relation to the Company.

2.17
The Company has not acquired shares on a reorganisation (within the meaning of section 126 of TCGA 1992) in circumstances such that part of the consideration given by the Company would be disallowed under section 128(2) of that Act.

3.	CAPITAL LOSSES

3.1	No capital loss has accrued to the Company that is a loss within the meaning of either section 8 or section 16A of TCGA 1992.

3.2	No allowable loss has accrued to the Company to which section 18(3) of TCGA 1992 would apply.

3.3	No loss which might accrue on the disposal by the Company of any asset is liable to be reduced or eliminated by the application of section 35(3) or (4) of TCGA 1992.

3.4	No allowable loss which might accrue on the disposal by the Company of any share in, or security of, any company is likely to be reduced by virtue of sections 176 and 177 of TCGA 1992.

3.5
The Company has no pre-entry loss, as defined in paragraph 1(2) of Schedule 7A to TCGA 1992, and there is no allowable loss accrued, or which might accrue, on the disposal of any asset of the Company which could be treated as a pre-entry loss as so defined following Completion.

3.6
The Disclosure Letter gives details of any loss accruing to the Company in respect of which notice needs to be, but has not been, given to an officer of HM Revenue & Customs in order to be an allowable loss for the purposes of TCGA 1992.

4.	CAPITAL ALLOWANCES

4.1
If any asset of the Company were disposed of at Completion for its book value as shown in, or adopted for the purpose of, the Accounts, or for the value of consideration actually given for it on its acquisition (if such asset were acquired since the Accounts Date), no balancing charge under CAA 2001 (or any other legislation relating to capital allowances) or similar clawback of relief in jurisdictions outside the UK would be made on the Company.

4.2
No event has occurred since the Accounts Date (otherwise than in the ordinary course of business) whereby any balancing charge may fall to be made against, or any disposal value may fall to be brought into account by, the Company under CAA 2001 (or any other legislation relating to any capital allowances) or similar legislation relating to relief for similar capital expenditure in jurisdictions outside of the UK.

4.3
All expenditure which the Company has incurred (or may incur) under any subsisting commitment for the provision of plant or machinery has qualified, or will qualify (if not deductible as a trading expense of the Company), for allowances at the applicable rate under CAA 2001. The Company has notified its Inspector of Taxes of all such expenditure.

4.4
The Company has not made any claim for capital allowances in respect of any asset which is leased to or from, or hired to or from, the Company. No election affecting the Company has been made, or agreed to be made, under sections 177 or 183 of CAA 2001 in respect of such assets.

4.5	The Company is not a lessee under a lease to which Chapter 17 of Part 2 of CAA 2001 apply or could apply.

4.6	The Company is not a party to any transactions to which paragraphs 2-5 and 7 of Schedule 3 to TIOPA 2010 apply or could apply.

4.7	The Company has made no election under section 83 of CAA 2001, nor is it taken to have made such an election under section 89(4) of CAA 2001.

4.8	The Company has not incurred any long-life asset expenditure within the meaning of section 90 of CAA 2001.

4.9	The Disclosure Letter gives full details of any disclaimers of allowances on plant and machinery.

4.10	The Company has not incurred any expenditure which qualifies for allowances under Part 3A of CAA 2001 (business premises renovation allowance).

4.11	The Disclosure Letter gives full details of all expenditure incurred on the provision of or replacement of integral features (within the meaning of section 33A of CAA 2001).

5.	DISTRIBUTIONS AND OTHER PAYMENTS

5.1
No distribution or deemed distribution, within the meaning of section 1000 or sections 1022-1027 of CTA 2010, has been made (or will be deemed to have been made) by the Company, except dividends shown in their audited accounts, and the Company is not bound to make any such distribution.

5.2
No securities within the meaning of section 1114 of CTA 2010 issued by the Company and remaining in issue at the date of this Agreement were issued in such circumstances that the interest payable under them falls to be treated as a distribution under section 1000 of CTA 2010, nor has the Company agreed to issue any such securities.

5.3
No rents, interest, annual payments or other sums of an income nature, paid or payable by the Company, or which the Company is under an existing obligation to pay in the future, are or may be wholly or partially disallowable as deductions, management expenses or charges in computing taxable profits for Taxation purposes.

5.4
The Company has not, within the period of seven years preceding Completion, been engaged in, nor been a party to, any of the transactions set out in Chapter 5 of Part 23 of CTA 2010, nor has it made or received a chargeable payment as defined in section 1086 of CTA 2010.

5.5	The Company has not received any capital distribution to which section 189 of TCGA 1992 could apply.

6.	LOAN RELATIONSHIPS

6.1
All interests, discounts and premiums payable by the Company in respect of its loan relationships (within the meaning of section 302 of CTA 2009) are eligible to be brought into account by the Company as a debit for the purposes of Part 5 of CTA 2009 at the time, and to the extent that such debits are recognised in the statutory accounts of the Company.

6.22
The Company is not, nor in the six years prior to Completion has it been, party to a debtor relationship (within the meaning of section 302(6) of CTA 2009), to which Chapter 8 of Part 5 of CTA 2009 applies or may apply.

6.3
The Company is not party to a loan relationship made other than on arm’s length terms. There are no circumstances in which section 445 or 447 of CTA 2009 could apply to require an adjustment of debits and/or credits brought into account by the Company.

6.4
The Disclosure Letter contains full particulars of any debtor relationship (within the meaning of section 302(6) of CTA 2009 of the Company which relates to any deeply discounted security (within the meaning of Chapter 8 of Part 4 of the Income Tax (Trading and Other Income Act) 2005) to which sections 406-412 of CTA 2009 apply.

6.5	The Company has not been a party to a loan relationship which had an unallowable purpose (within the meaning of section 442 of CTA 2009.

7.	CLOSE COMPANIES

7.1	The Company is not and has never been, a close investment-holding company as defined in section 34 of CTA 2010.

7.2
No distribution within section 1064 of CTA 2010 has been made by the Company during the last six years ending at the Accounts Date, nor have such distributions been made between the Accounts Date and Completion.

7.3
Any loans or advances made, or agreed to be made, by the Company within sections 455, 459 and 460 of CTA 2010 have been disclosed in the Disclosure Letter. The Company has not released or written off, or agreed to release or write off, the whole or any part of any such loans or advances.

8.	GROUP RELIEF

8.1	The Disclosure Letter contains true and accurate details of each claim and each consent to surrender by the Company for or of:

(a)	group relief under Part 5 of the CTA 2010 (group relief); and

(b)	the surrender of tax refund under section 963 of CTA 2010 (surrender of tax refund within group);
which has been made or given prior to the date of this Agreement and no such claim or consent will be altered or withdrawn by a member of the Seller Group, or, prior to Completion, the Company, once made. Each such claim or consent was validly made.

9.	GROUPS OF COMPANIES

9.1	The Company has not entered into, or agreed to enter into, an election pursuant to section 171A of TCGA 1992 or pursuant to paragraph 16 of Schedule 26 to the Finance Act 2008.

9.2
Neither the execution nor completion of this Agreement, nor any other event since the Accounts Date, will result in any chargeable asset being deemed to have been disposed of and re-acquired by the Company for Taxation purposes under:

(a)	section 179 of TCGA 1992;

(b)	sections 345 and 346 of CTA 2009;

(c)	sections 630-632 of CTA 2009;

(d)	section 780 or 785 of CTA 2009 (or under paragraph 58 or 60 of Schedule 29 to the Finance Act 2002); or

(e)	as a result of any other Event (as defined in the Tax Covenant) since the Accounts Date.

9.3	The Company has not made any election under section 179A of TCGA 1992 or section 792 of CTA 2009 (or under paragraph 66 of Schedule 29 to the Finance Act 2002).

9.4
No change of ownership of the Company has taken place in circumstances such that Part 14 of CTA 2010 or Regulation 13(6) of the Corporation Tax (Treatment of Unrelieved Surplus Advance Corporation Tax) Regulations 1999 have, or may, be applied to deny relief for a loss or losses incurred by the Company. Within the period of three years ending with the date of this Agreement, there has been no cessation of, or major change in the nature or conduct of, any trade or business (as defined for these purposes in section 673 of CTA 2010) carried on by the Company.

9.5	The Company has never been party to any arrangements pursuant to section 59F-G of TMA 1970 (group payment arrangements).

10.	INTANGIBLE ASSETS
For the purposes of this paragraph 10, references to “intangible fixed assets” mean intangible fixed assets and goodwill within the meaning of Part 8 of CTA 2009 and to which that legislation applies. References to an “intangible fixed asset” shall be construed accordingly.

10.1
The Disclosure Letter sets out the amount of expenditure on each of the intangible fixed assets of the Company and provides the basis on which any debit relating to that expenditure has been taken into account in the Accounts or, in relation to expenditure incurred since the Accounts Date, will be available to the Company. No circumstances have arisen since the Accounts Date by reason of which that basis might change.

10.2
No claims or elections have been made by the Company under Chapter 7 of Part 8 of CTA 2009 (Part 7 of Schedule 29 to the Finance Act 2002), or section 827 of CTA 2009 (paragraph 86 of Schedule 29 to the Finance Act 2002) in respect of any intangible fixed asset of the Company.

10.3	Since the Accounts Date:

(a)	the Company owns no asset which has ceased to be a chargeable intangible asset in the circumstances described in section 859 of CTA 2009;

(b)	the Company has not realised or acquired an intangible fixed asset for the purposes of Part 8 of CTA 2009; and

(c)	no circumstances have arisen which have required, or will require, a credit to be brought into account by the Company on a revaluation of an intangible fixed asset.

11.	COMPANY RESIDENCE, TREASURY CONSENTS AND OVERSEAS INTERESTS

11.1
The Company is and has since 8 June 2010 been resident for Tax purposes solely in Jersey and is subject to Income Tax in Jersey at a rate of zero per cent. The Company is not liable to pay and has not at any time incurred any liability to Tax chargeable under the laws of any jurisdiction other than the jurisdiction of its incorporation.

11.2	The Company has not had and does not have any profits or gains to which Schedule A of the ITJL 1961 applies.

11.3	No individual resident in Jersey has at any time owned (within the meaning of Article 82A of the Income Tax (Jersey) Law 1961) any of the share capital of the Company.

11.4
The Company is an international services entity for the purposes of the Goods and Services Tax (Jersey) Law 2007, as amended (the “GST Law”), being eligible to have and having its name on a list kept with the Comptroller of Taxes under Article 59(1) of the GST Law and accordingly the Company is, inter alia, not required to register under the GST Law.

11.5	Prior to 1 January 2009 and from incorporation the Company had exempt Company Tax status for the purposes of the Income Tax (Jersey) Law 1961.

11.6
Until 7 June 2010 the Company was resident in the UK only for corporation tax purposes and has not, at any time before that date, been treated as resident in any other jurisdiction for the purposes of any double taxation arrangements having effect under section 18 of CTA 2009 and section 2 of TIOPA 2010 or for any other tax purpose.

11.7
The Company has not caused, permitted or entered into any of the transactions specified in section 37 of and Schedule 17 to the Finance Act 2009 without having duly provided the required information to HM Revenue & Customs or, in relation to transactions occurring before 1 July 2009, as set out in section 765 of ICTA 1988 (migration of companies) without the prior written consent of HM Treasury.

11.8	The Company would not be a person to whom paragraph 54 Of Schedule 7 to TIOPA 2010 applies in relation to a migrating company.

11.9
The Company holds no shares in a company which is not resident in the UK and which would be a close company if it were resident in the UK in circumstances such that a chargeable gain accruing to the company not resident in the UK could be apportioned to the Company pursuant to section 13 of TCGA 1992.

11.10	The Company is not, nor may it become, liable to tax under Chapter 7 of Part 22 of CTA 2010 in respect of any amount of unpaid corporation tax of a non-UK resident company.

11.11
The Company is not holding, nor has it held in the past seven years, any interest in a controlled foreign company within section 747 of ICTA 1988. The Company has no material interest in an offshore fund as defined in Part 1 of Schedule 22 to the Finance Act 2009.

11.12	The Company has not received any foreign loan interest in respect of which double taxation relief will, or may, be restricted under section 50 of TIOPA 2010.

11.13	No claim has been made by the Company under sections 584 or 585 of ICTA 1988 or section 1275 of CTA 2009.

11.14
The Company has not been a party to any transaction or arrangement whereby it is, or may become, liable for Taxation by virtue of sections 835U, 971 and 972 of the Income Tax Act 2007 (ITA 2007) (or regulations made under them).

11.15
The Company is not an agent or permanent establishment of another company, person, business or enterprise for the purpose of assessing such company, person, business or enterprise to Taxation in the country of residence of the Company.

11.16	The Company is not, nor has it been within the past seven years, a dual resident company for the purposes of section 109 of CTA 2010.

12.	TRANSFER PRICING

12.1
All transactions or arrangements made by the Company have been made on fully arm’s length terms. There are no circumstances in which Part 4 of TIOPA 2010 or any other rule or provision could apply causing any Taxation Authority to make an adjustment to the terms on which such transaction or arrangement is treated as being made for Taxation purposes.

12.2
In relation to each transaction for the supply of goods or services or the lending or borrowing of money into which the Company has entered with a party with which it was connected, the Company has full contemporaneous documentary evidence of the process used to establish that arm’s length terms applied.

13.	ANTI-AVOIDANCE

13.1
The Company has not been a party to, nor has it been otherwise involved in, any transaction, scheme or arrangement designed wholly or mainly or containing steps or stages having no commercial purpose and designed wholly or mainly for the purpose of avoiding or deferring Taxation or reducing a liability to Taxation.

13.2
The Company has not, at any time, been a party to or otherwise involved in a transaction or series of transactions in relation to which advisers considered that there was a risk that the Company could be liable to Taxation as a result of the principles in W. T. Ramsey Limited v IRC (54 TC 101) or Furniss v Dawson (55 TC 324), as developed in subsequent cases, or as a result of the principles in Halifax (C-255/02) as developed in subsequent cases.

13.3
The Company has not entered into any notifiable arrangements for the purposes of Part 7 of the Finance Act 2004 any notifiable contribution arrangement for the purpose of the National Insurance Contribution (Application of Part 7 of the Finance Act 2004) Regulations 2007 (SI 2007/785) or any notifiable schemes for the purposes of Schedule 11A to the VATA 1994.

14.	INHERITANCE TAX

14.1	The Company has not:

(a)	made any transfer of value within sections 94 and 202 of IHTA 1984; or

(b)	received any value such that liability might arise under section 199 of IHTA 1984; or

(c)	been a party to associated operations in relation to a transfer of value as defined by section 268 of IHTA 1984.

14.2
There is no unsatisfied liability to inheritance tax attached to, or attributable to, the Sale Shares or any asset of the Company. None of them are subject to any Inland Revenue charge as mentioned in section 237 and 238 of IHTA 1984.

14.3	No asset owned by the Company, nor the Sale Shares, are liable to be subject to any sale, mortgage or charge by virtue of section 212(1) of IHTA 1984.

15.	VALUE ADDED TAX

15.1	The Company is a taxable persons and duly registered for the purposes of VAT.

15.2
The Company has complied with all statutory provisions, rules, regulations, orders and directions in respect of VAT, promptly submitted accurate returns, and maintained full and accurate VAT records, invoices and other requisite documents. The Company has not been:

(a)	subject to any interest, forfeiture, surcharge or penalty; or

(b)	given any notice under sections 59, 59A or 64 of VATA 1994; or

(c)	given a warning within section 76(2) of VATA 1994; or

(d)	required to give security under paragraph 4 of Schedule 11 to VATA 1994.

15.3	VAT has been duly paid by the Company, or provision has been made in the Accounts for all amounts of VAT for which the Company is liable.

15.4
All supplies made by the Company are taxable supplies. The Company has not been, nor will it be, denied full credit for all input tax under sections 25 and 26 of VATA 1994 (and regulations made under it) or for any other reasons. All VAT paid or payable by the Company is input tax as defined in section 24 of VATA 1994 and regulations made under it.

15.5
The Company is not, nor has it been, for VAT purposes, a member of any group of companies. No act or transaction has been effected in consequence of which the Company, is or may be held, liable for any VAT arising from supplies made by another company. No direction has been given, nor will be given, by HM Revenue & Customs under Schedule 9A to VATA 1994 as a result of which the Company would be treated as a member of another group for the purposes of VAT.

15.6
The Company has not been, or agreed to be, a party to any transaction or arrangement in relation to which a direction has been, or could be, made under paragraph 1 of Schedule 6 or paragraph 1 of Schedule 7 to VATA 1994.

15.7
The Company is not, nor has it agreed to become, liable for VAT under sections 47, 48 or 55 of VATA 1994. No direction has been given, or may be given, by HM Revenue & Customs under paragraph 2 of Schedule 6 to VATA 1994.

15.8
For the purposes of Schedule 10 to VATA 1994, the Company and any relevant associates (within the meaning of paragraph 3 of Schedule 10 to VATA 1994) have exercised an option to tax (pursuant to paragraph 2 of Schedule 10 to VATA 1994) only in respect of those Properties listed as having been the subject of such an option in the Disclosure Letter and:

(a)	the Company or relevant associate has no intention of exercising, or obligation to exercise, such an option in respect of any other of the Properties;

(b)
all things necessary for the option to have effect have been done and, in particular, any notification and information required by paragraph 20 of Schedule 10 to VATA 1994 has been given and any permission required by paragraph 28 of Schedule 10 to VATA 1994 has been properly obtained;

(c)	a copy of the notification, and of any permission obtained from HM Revenue & Customs in connection with the option, is included in the Disclosure Letter;

(d)	no option has or will be revoked or rendered ineffective under paragraph 12 of Schedule 10 to VATA 1994;

(e)	neither the Company or relevant associate (within the meaning of paragraph 3 of Schedule 10 to VATA 1994) has charged VAT, whether on rents or otherwise, which is not properly chargeable;

(f)	neither the Company or relevant associate has agreed to refrain from exercising an option in relation to any of the Properties; and

(g)	neither the Company nor any relevant associate has made a real estate election within the meaning of paragraph 21 of Schedule 10 VATA 1994 in relation to any property.

15.9
The Company does not own, nor has it at any time within the period of ten years preceding the date of this Agreement owned, any assets which are capital items that are subject to the capital goods scheme under Part XV of the VAT Regulations 1995.

15.10
The Company has not made any claim for bad debt relief under section 36 of VATA 1994. There are no existing circumstances by virtue of which any refund of VAT obtained or claimed may be required to be repaid.

15.11
The Company has not entered into any self-billing arrangement (in the circumstances provided in section 29 of VATA 1994) in respect of supplies made by any other person, nor has it at any time agreed to allow any such person to make out VAT invoices in respect of supplies made by the Company.

15.12
The Disclosure Letter contains full particulars of all claims which have been, or could be, made by the Company under sections 78 or 79 of VATA 1994. There are no circumstances under which an assessment under section 78A of VATA 1994 has been, or could be, made on the Company.

15.13	In relation to the cross-border VAT changes which took effect from 1 January 2010 under the provisions of section 76 to 78 of and Schedule 36 to the Finance Act 2009:

(a)	the Company has a record of the VAT registration number of all EU business customers and has provided its own VAT registration number to all its suppliers who are resident in an EU Member State;

(b)	the accounting system of the Company produces promptly and accurately the information required for completion of the EC sales lists;

(c)	the Company supplies or purchases no cross-border services the VAT treatment of which has been or will be affected by the changes in the place or time of supply rules;

(d)
no repayments of VAT have been claimed by the Company in the 12 months ending on Completion from the tax authorities of any EU Member State other than the UK, and as at Completion, the Company will not have any outstanding entitlement to make such a claim.

16.	PREMIUMS AND SALE AND LEASE BACK OF LAND
The Company has not entered into any transaction to which Chapter 4 of Part 4 of CTA 2009 or Part 19 of CTA 2010 have been, or could be, applied.

17.	EMPLOYEES AND PENSIONS

17.1
The Company nor any employee benefit trust or other third party has made, or agreed to make, any payment to, or provided or agreed to provide any benefit for, any director or former director, officer (or associate of any of the foregoing) of the Company or, whether as compensation for loss of office, or otherwise, which is not allowable as a deduction in calculating the profits of the Company for Taxation purposes, whether up to or after the Accounts Date.

18.	STAMP DUTY, STAMP DUTY LAND TAX AND STAMP DUTY RESERVE TAX

18.1	Any document that may be necessary or desirable in proving the title of the Company to any asset which is owned by the Company at Completion, and each document which the Company may wish to enforce or produce in evidence, is duly stamped for stamp duty purposes. No such documents which are outside the UK would attract stamp duty if they were brought into the UK.

18.2	Neither entering into this Agreement nor Completion will result in the withdrawal of a stamp duty or stamp duty land tax relief granted on or before Completion which will affect the Company.

18.3	No circumstances exist under which paragraph 5 or paragraph 12 of Schedule 7 to the Finance Act 2003 (recovery of relief from another group company or controlling director) could apply to the Company.

18.4
The Disclosure Letter sets out full and accurate details of any chargeable interest (as defined under section 48 of the Finance Act 2003) acquired or held by the Company before Completion in respect of which the Seller is aware, or ought reasonably to be aware, that an additional land transaction return will be required to be filed with a Taxation Authority and/or a payment of stamp duty land tax made on or after Completion.

18.5
Since the Accounts Date, the Company has not incurred any liability to, or been accountable for, any stamp duty reserve tax. There has been no agreement within section 87(1) of the Finance Act 1986 which could lead to the Company incurring such a liability or becoming so accountable.

18.6	The Sale Shares are not chargeable securities for the purposes of section 99 of the Finance Act 1986.

18.7
The Company is not, nor has it been, a person falling within subsections (6), (7) or (8) of section 67 or section 70 of the Finance Act 1986. The Company has not given, nor is it obliged to give, any notification under section 68 or section 71 of the Finance Act 1986 or incurred any liability to stamp duty reserve tax under sections 93-97, of the Finance Act 1986.

19.	TAX SHARING
The Company is not bound by or party to any Taxation indemnity, Taxation sharing or any Taxation allocation agreement in respect of which claims against the Company would not be time barred.

20.	CONSTRUCTION INDUSTRY SUB-CONTRACTORS’ SCHEME
The Company is not required to register as a Contractor under the provisions of section 59 of the Finance Act 2004 and the expenditure incurred by each of the Company on construction, refurbishment and fitting-out works in each of the three years ending on the Accounting Date is less than £1 million.

21.	NON-RESIDENT LANDLORD SCHEME
The Company is and has at all times since 8 June 2010 been registered with HM Revenue and Customs as a non-resident landlord under the Non-Resident Landlord Scheme.
Part 3
Seller’s Limitation of Liability

1.	APPLICATION OF THIS PART OF THIS SCHEDULE

1.1	Clauses 5.3 and 5.4 and this Part of this Schedule limit the liability of the Seller in relation to any Claim and, where expressly set out, any Tax Covenant Claim, as set out in those provisions.

1.2
For the purpose of this Part of this Schedule, a Claim or Tax Covenant Claim is “connected” with another Claim or Tax Covenant Claim if they all arise out of the occurrence of the same or similar event or relate to the same or similar subject matter.

1.3	Nothing in this Part of this Schedule applies to a Claim that arises or is delayed as a result of dishonesty or fraud by the Seller.

2.	TIME LIMITS

2.1
The Seller is not liable for a Claim or a Tax Covenant Claim unless the Buyer has given the Seller notice in writing of the Claim or the Tax Covenant Claim, specifying in reasonable detail, the matter or thing giving rise to the Claim or Tax Covenant Claim (as far as known to the Buyer) and the amount claimed or a bona fide estimate of such amount before:

(a)	in the case of a claim made under the Tax Warranties or a Tax Covenant Claim, 5.00pm on the seventh anniversary of the Completion Date; and

(b)	in any other case, 5.00pm on the date that is 18 months after Completion Date.

2.2
Any Claim (other than a claim under the Tax Warranties) made by the Buyer shall be deemed to be withdrawn and be wholly barred and unenforceable (if it has not been previously satisfied, settled or withdrawn) unless legal proceedings in respect thereof have been started by being issued and validly served on the Seller within six months of the date of notification of such Claim to the Seller and no new Claim may be made on the same, or materially similar grounds as the withdrawn Claim.

3.	THRESHOLDS

3.1
The Seller shall not be liable for a Warranty Claim unless the amount of all such Warranty Claims when taken together, exceeds £300,000, in which case the whole amount (and not just the amount by which the limit in this paragraph is exceeded) is recoverable by the Buyer.

3.2	The limitation on liability in paragraph 3.1 shall not apply in respect of Core Warranty Claims.

4.	MATTERS DISCLOSED
The Seller is not liable for any Claim to the extent that the Claim relates to any matter:

(a)	for which provision, reserve or allowance has been made in the Completion Accounts; or

(b)	Disclosed.

5.	KNOWLEDGE

5.1
The Buyer shall not be entitled to make a Claim if and to the extent that the Buyer had actual knowledge of the liability, matter or thing giving rise to the Claim and such liability, matter or thing could reasonably be expected to result in a Claim.

5.2
No other knowledge of the Buyer (constructive or imputed) prevents or limits a Claim and the Seller shall not invoke the Buyer’s constructive or imputed knowledge of a liability, matter or thing as a defence to a Claim or to reduce any amount recoverable.

6.	NO DOUBLE RECOVERY

6.1	The Seller shall not be liable in respect of a Claim if but only to the extent that the loss caused as a result of the subject matter of the Claim has been recovered by way of a Tax Covenant Claim;

6.2	The Buyer shall not be entitled to reimbursement more than once in respect of the same subject matter and same facts of any Warranty Claim and/or Tax Covenant Claim.

7.	FURTHER LIMITATIONS

7.1	No Claim shall be admissible and the Seller shall not be liable in respect thereof to the extent that:

(a)
the liability arises wholly or partly as a result of or is otherwise attributable to any voluntary act, transaction, or omission of the Company or the Buyer or their respective directors, employees or agents on or after Completion, otherwise than:

(i)	pursuant to a legally binding obligation on the Company created before Completion;

(ii)	as required pursuant to applicable law or regulation in force before Completion;

(iii)	in the normal and proper course of business as business was carried on during the 12 months before Completion; or

(iv)	as a result of steps taken by such persons to mitigate that or any other Claim or liability; or

(b)
any Claim or the subject matter thereof has been or is made good or is otherwise fully compensated for (otherwise than by the Company, the Buyer or any member of the Buyer’s Group) after deducting all reasonable costs, charges and expenses properly incurred by the Buyer and/or the Company in connection with obtaining such compensation; or

(c)
the liability is contingent, unless and until such contingent liability becomes an actual liability or until it is adjudicated as such. This paragraph 7.1(c) shall not operate so as to avoid a Claim made in respect of a contingent liability within the time limits referred to in paragraph 2.1 of this Part of this Schedule if the requisite details of the Claim have been delivered to the Seller before the expiry of the relevant period (even if the contingent liability does not become an actual liability until after the expiry of the periods referred to in paragraph 2.1).

8.	RESCISSION
The Buyer agrees that rescission shall not be available to it as a remedy for any breach of this Agreement and agrees not to claim that remedy.

9.	NO SET-OFF
The Buyer shall not have any right of set-off (howsoever arising) in respect of any Claim and/or Tax Covenant Claim and all sums payable by the Buyer to the Seller under this Agreement shall be paid in full without set-off, counterclaim or other deduction.

10.	ASSIGNEES
Any third party which is entitled under the terms of this Agreement to claim against the Seller shall be subject to the provisions of this Part of this Schedule as if it were the Buyer.

SCHEDULE 4
Tax Covenant

1.	INTERPRETATION

1.1	The definitions and rules of interpretation in this paragraph apply in this Tax Covenant.
“Accounts Relief”

(a)	any Relief (including the right to a repayment of Tax) that has been shown as an asset in the Accounts or the Completion Accounts;

(b)	any Relief that has been taken into account in computing (and so reducing or eliminating) any provision for deferred Tax in the Accounts or the Completion Accounts;
“Buyer’s Relief”

(a)	any Accounts Relief;

(b)	any Relief which arises in connection with any Event occurring after Completion; and

(c)	any Relief whenever arising, of the Buyer or any member of the Buyer’s Tax Group other than the Company;
“Buyer’s Tax Group” means the Buyer and any other company or companies which are from time to time treated as members of the same group as, or otherwise connected or associated in any way with, the Buyer for any Tax purpose (other than, for the avoidance of doubt, any member of the Seller’s Group);
“Dispute” means any dispute, appeal, negotiations or other proceedings in connection with a Tax Claim;
“Event” means an event, act, transaction or omission, including, without limitation, a receipt or accrual of income or gains, distribution, acquisition, disposal, transfer, payment, loan or advance;
“Group Relief” means any or all of the following:

(a)	relief surrendered or claimed pursuant to Chapter IV Part X of ICTA 1988 (Part 5 of the Corporation Tax Act 2010);

(b)	advance corporation tax capable of being surrendered or claimed pursuant to Regulation 13 of the Corporation Tax (Treatment of Unrelieved Surplus Advance Corporation Tax) Regulations (SI 1999/358);

(c)	a Tax refund capable of being surrendered or claimed pursuant to section 102 of the Finance Act 1989 (section 963 of the Corporation Tax Act 2010);

(d)
the notional transfer of an asset or reallocation of a gain or loss pursuant to section 171A or section 179A of TCGA 1992 and the notional reallocation of a gain pursuant to section 792 of the Corporation Tax Act 2009 (paragraph 66, Schedule 29 of Finance Act 2002 for accounting periods ending before 1 April 2009);

(e)	eligible unrelieved foreign Tax surrendered or claimed pursuant to The Double Taxation Relief (Surrender of Relievable Tax Within a Group) Regulations 2001 (SI 2001/1163);

(f)	any other Relief available between members of a group for Tax purposes;
“Liability for Taxation” means

(a)
any liability of the Company to make an actual payment of or in respect of Tax whether or not the same is primarily payable by the Company and whether or not the Company has or may have any right of reimbursement against any other person, in which case the amount of the Liability for Taxation shall be the amount of the actual payment; or

(b)
the Loss of any Accounts Relief (including any Relief surrendered or to be surrendered by a member of the Seller’s Group), in which case the amount of the Liability for Taxation will be the amount of Tax which would (on the basis of Tax rates current at the date of such Loss) have been saved but for such Loss, assuming for this purpose that the Company had sufficient profits or was otherwise in a position to use the Relief; or where the Relief is the right to repayment of Tax or to a payment in respect of Tax, the amount of the repayment or payment; or

(c)
the use or setting off of any Buyer’s Relief in circumstances where, but for such set off or use, the Company would have had a liability to make a payment of or in respect of Tax for which the Buyer would have been able to make a claim against the Seller under this Tax Covenant, in which case, the amount of the Liability for Taxation shall be the amount of Tax in respect of which the Seller would have been so liable but for such set off or utilisation.

“Loss” means any reduction, modification, loss, nullification, disallowance or claw-back for whatever reason;
“Relief” includes any loss, relief, allowance, credit, exemption or set off in respect of Tax or any deduction in computing income, profits or gains for the purposes of Tax and any right to a repayment of Tax or to a payment in respect of Tax;
“Seller’s Group” means the Seller and any other company or companies (other than the Company) which either are or become after Completion, or have within the seven years ending at Completion been treated as, members of the same group, or otherwise connected or associated in any way with the Seller for Tax purposes;
“Seller’s VAT Group” means The VAT Group, within the meaning of sections 43A to 43C of the VATA 1994, of which a member of the Seller’s Group is the representative member;
“Tax or Taxation” means all forms of taxation and statutory, governmental, state, federal, provincial, local, government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities of whatever nature wherever chargeable and whether of the UK or any other jurisdiction (including, for the avoidance of doubt, any income tax, social security, GST returns or other taxation due to the Jersey Income Tax Department or other Jersey authority and also including national insurance contributions in the UK and corresponding obligations elsewhere) and any penalty, fine, surcharge, interest, charges or costs relating thereto (including interest and penalties arising from the Company’s failure to make adequate instalment payments under the Corporation Tax (Instalments Payments) Regulations in any period ending on or before Completion);
“Tax Claim” means any assessment, notice, demand, letter or other document issued or action taken by or on behalf of any Taxation Authority, self-assessment or other occurrence from which it appears that the Company or the Buyer is or may be subject to a Liability for Taxation or other liability in respect of which the Seller is or may be liable under this Tax Covenant;

“Taxation Authority” means any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official competent to impose, administer, levy, assess or collect Tax in the United Kingdom or elsewhere including the States of Jersey (Comptroller of Taxes);
“Taxation Statute” means any directive, statute, enactment, law or regulation wherever enacted or issued, coming into force or entered into providing for or imposing any Tax and shall include orders, regulations, instruments, bye-laws or other subordinate legislation made under the relevant statute or statutory provision and any directive, statute, enactment, law, order, regulation or provision which amends, extends, consolidates or replaces the same or which has been amended, extended, consolidated or replaced by the same.

1.2
References to gross receipts, income, profits or gains earned, accrued or received shall include any gross receipts, income, profits or gains deemed pursuant to the relevant Taxation Statute to have been or treated or regarded as earned, accrued or received.

1.3	References to a repayment of Tax shall include any repayment supplement or interest in respect of it.

1.4	Any reference to something occurring in the ordinary course of business shall not include:

(a)
Any act of the Company which leads directly or indirectly to any liability of the Company to Tax that is the primary liability of, or properly attributable to, or due from another person (other than a member of the Buyer’s Tax Group); or

(b)
anything that relates to or involves the acquisition or disposal of an asset or the supply of services (including the lending of money, or the hiring or licensing of tangible or intangible property) in a transaction which is not entered into on arm’s length terms (but only to the extent of the difference from the arm’s length terms); or

(c)
anything that relates to any scheme, transaction or arrangement designed partly or wholly or containing steps or stages designed partly or wholly for the purpose of avoiding or reducing or deferring a Liability to Taxation; or

(d)
anything that relates to or involves the making of a distribution for Tax purposes, the creation, cancellation or reorganisation of share or loan capital, the creation, cancellation or repayment of any intra-group debt or the Company becoming or ceasing to be or being treated as ceasing to be a member of a group of companies or becoming or ceasing to be associated or connected with any other company for any Tax purposes; or

(e)	anything that involves, or leads directly or indirectly to, a change of residence of the Company for Tax purposes.

1.5
Unless the contrary intention appears, words and expressions defined in this Agreement have the same meaning in this Tax Covenant and any provisions in this Agreement concerning matters of construction or interpretation also apply in this Tax Covenant.

1.6
Any stamp duty which is charged on any document, or in the case of a document which is outside the United Kingdom, any stamp duty which would be charged on the document if it were brought into the United Kingdom, which is necessary to establish the title of the Company to any asset, and any interest fine or penalty relating to such stamp duty, shall be deemed to be a liability of the Company to make an actual payment of Taxation in consequence of an Event arising on the last day on which it would have been necessary to pay such stamp duty in order to avoid any liability to interest or penalties arising on it.

1.7	An Event on or before Completion includes an Event which is deemed for the purposes of any Tax to have occurred on or before Completion.

1.8	Events occurring in pursuance of Part 3 and/or Part 4 of Schedule 2 shall be treated for the purposes of this Schedule 4 as occurring on or before Completion.

2.	COVENANT

2.1	The Seller covenants with the Buyer that, subject to the provisions of this Tax Covenant, the Seller shall pay to the Buyer an amount equal to any:

(a)
Liability for Taxation resulting from or by reference to: (i) any Event occurring on or before Completion or in respect of any gross receipts, income, profits or gains earned, accrued or received by the Company on or before Completion, whether or not such liability has been discharged on or before Completion or (ii) without prejudice to (i) above, any default or omission before Completion in relation to the payment of amounts under the Senior Loan or the Seller Intercompany Loan without deduction for or on account of UK income tax;

(b)
Liability for Taxation, including liability for payments in respect of Taxation, which is primarily the liability of another person other than a member of the Buyer’s Tax Group (the “Primary Person”) for which the Company is liable as a consequence of being controlled or otherwise connected with the Primary Person for the purpose of any Tax, whensoever arising;

(c)
Liability for Taxation which arises as a result of any Event which occurs after Completion pursuant to a legally binding obligation (whether or not conditional) entered into by the Company on or before Completion otherwise than in the ordinary course of business;

(d)
Liability for Taxation which arises at any time (being a liability for the Company to account for income tax or national insurance contributions) in respect of the grant, exercise, surrender, exchange or other disposal of an option or other right to acquire securities or in respect of any acquisition, holding, variation or disposal of employment-related securities (as defined for the purposes of Part 7 of the Income Tax (Employment and Pensions) Act 2003) where the acquisition of the security or the grant of the option or other right to acquire the security occurred on or before Completion;

(e)
Liability for Taxation that arises at any time under Part 7A of ITEPA 2003 (introduced by Finance Act 2011 with effect from 6 April 2011) including any liability arising as a consequence of any payments or loans made to, any assets made available or transferred to, or any assets earmarked, however informally, for the benefit of, any employee or former employee of the Company or for the benefit of any relevant person, by an employee benefit trust or another third party where the arrangement giving rise to the charge was entered into at a time when the third party was acting on the instructions of, or for the benefit of, the Seller or an associate of the Seller;

(f)	Liability for Taxation being a liability for inheritance tax which:

(i)
is a liability of the Company and arises as a result of a transfer of value occurring or being deemed to occur on or before Completion (whether or not in conjunction with the death of a person whenever occurring);

(ii)	arose on or before Completion (whether or not a liability of the Company) and gives rise to a charge on any of the shares in or assets of the Company;

(iii)
arises after Completion and gives rise to a charge on any of the shares or assets of the Company as the result of the death of any person within seven years after a transfer of value which occurred before Completion; or

(iv)
costs and expenses, properly incurred by the Buyer, the Company or any member of the Buyer’s Tax Group in connection with any Liability for Taxation or other liability in respect of which the Seller is liable under this Schedule, any Tax Claim or taking or defending any action under this Schedule ; or

(g)
Liability for Taxation resulting from or by reference to the Company being determined or otherwise found to be resident for Tax purposes outside Jersey at any time at or before Completion and becoming resident for Tax purposes in Jersey after Completion.

3.	PAYMENT DATE AND INTEREST

3.1	Payment by the Seller in respect of any liability under this Schedule must be made in cleared and immediately available funds on the following days:

(a)
in the case of a Liability for Taxation that involves an actual payment of or in respect of Tax, the later of fourteen Business Days before the due date for payment and 14 Business Days after the date on which the Buyer serves notice on the Seller requesting payment; or

(b)
in the case of the loss of a right to repayment of Tax or a liability under paragraph 2.1(f)(iv), seven Business Days following the date on which the Buyer serves notice on the Seller requesting payment; or

(c)
in a case that involves the loss of a Relief (other than a right to repayment of Tax), the last date upon which the Tax is or would have been required to be paid to the relevant Taxation Authority in respect of the earlier of:

(i)	the period in which the Loss of the Relief gives rise to an actual liability to pay tax; or

(ii)	the period in which the Loss of the Relief occurs (assuming for this purpose that the Company had sufficient profits or was otherwise in a position to use the Relief);

(d)
in a case that falls within paragraph (c) of the definition of Liability for Taxation, the date upon which the Tax saved by the Company would have been required to be paid to the relevant Taxation Authority but for the use of the Buyer’s Relief.

3.2	If the Liability for Taxation is a liability to corporation tax payable by instalments in accordance with the Corporation Tax (Instalment Payments) Regulations 1998 (SI 1998/3175):

(a)
the notice served by the Buyer on the Seller under paragraph 3.1 shall specify the amount of the liability that is due for payment on each instalment date for the accounting period in which the Liability to Taxation arises; and

(b)	the due dates for payment of the tax in paragraph 3.1(a) to paragraph 3.1(d) shall be the due dates for payment of each of the instalments.

3.3
Any dispute as to the amount specified in any notice served on the Seller under paragraph 3.1(b) to paragraph 3.1(d) shall be determined by the tax advisers of the Company for the time being, acting as experts and not as arbitrators (the costs of that determination being shares equally by the Seller and the Buyer).

3.4
If any sums required to be paid by the Seller under this Tax Covenant are not paid on the date specified in paragraph 3.1, then, except to the extent that the Seller’s liability under paragraph 2 compensates the Buyer for the late payment by virtue of it extending to interest and penalties, such sums shall bear interest (which shall accrue from day to day after as well as before any judgment for the same) at the rate of 3% per annum over the base rate from time to time of HSBC Bank plc or (in the absence thereof) at such similar rate as the Buyer shall select from the day following the Due Date up to and including the day of actual payment of such sums, such interest to be compounded quarterly.

4.	EXCLUSIONS

4.1	The covenant contained in paragraph 2 above shall not cover any Liability for Taxation to the extent that:

(a)
it would not have arisen but for a change after Completion in the accounting bases upon which the Company values its assets (other than a change made in order to comply with IFRS or other applicable accounting standard); or

(b)	the Buyer is compensated for any such matter under any other provision of this Agreement; or

(c)	there is available to the Company a Relief which is not a Buyer’s Relief which can actually be used to mitigate the Liability to Tax in question; or

(d)
it would not have arisen but for a voluntary act, transaction or omission of the Company or the Buyer outside the ordinary course of business after Completion provided that in relation to any claim under paragraph 2(1)(a)(ii) no act, transaction or omission shall be regarded as voluntary to the extent that the Buyer or the Company reasonably considers it to be required for the purposes of complying with applicable law or regulation, and further provided that this paragraph 4.1(d) shall not have the effect of preventing a liability of the Seller arising in relation to any claim under paragraph 2.1(g) to the extent that such liability relates to a change in the tax residence of the Company; or

(e)
such Liability for Taxation arises or is increased as a result of any increase in the rates of Taxation, any change in law, published rule or regulation or any withdrawal of any published extra statutory concession, in each such case made by a Taxation Authority after the date of this Agreement.

4.2
For the purposes of paragraph 4.1(d) an act will not be regarded as voluntary if undertaken pursuant to a legally binding obligation entered into by the Company on or before Completion or imposed on the Company by any legislation whether coming into force before, on or after Completion or for the purpose of avoiding or mitigating a penalty imposable by such legislation, or if carried out at the written request of the Seller or pursuant to the terms of the Sale Agreement.

5.	RECOVERY FROM THIRD PARTIES

5.1
Where the Seller has paid an amount in full discharge of a liability under paragraph 2 in respect of any Liability for Taxation and the Buyer or the Company is or becomes entitled to recover from some other person not being the Buyer, the Company or any other company within the Buyer’s Tax Group, any amount in respect of such Liability for Taxation, the Buyer shall or shall procure that the Company shall:

(a)	notify the Seller of its entitlement as soon as reasonably practicable; and

(b)
if required by the Seller and, subject to the Buyer and the Company being secured and indemnified by the Seller against any Tax that may be suffered on receipt of that amount and any costs, expenses or other liabilities (to the Buyer’s reasonable satisfaction) incurred in recovering that amount, take or procure that the Company takes all reasonable steps to enforce that recovery against the person in question (keeping the Seller fully informed of the progress of any action taken).

5.2	If the Buyer or the Company recovers any amount referred to in paragraph 5.1, the Buyer or the Company shall account to the Seller for the lesser of:

(a)
any amount recovered (including any related interest or related repayment supplement) less any Tax suffered in respect of that amount and any costs, expenses or other liabilities incurred in recovering that amount (save to the extent that that amount has already been made good by the Seller under paragraph 5.1(b)); and

(b)	the amount paid by the Seller under paragraph 2 in respect of the Liability for Taxation in question.

6.	SURRENDER OF GROUP RELIEF

6.1
Subject to and in accordance with the provisions of this paragraph 6, if any liability of the Seller under this Tax Covenant or in respect of any claim under the Tax Warranties can be reduced or eliminated by the surrender of Group Relief to the Company by the Seller or any company other than a member of the Buyer’s Tax Group or a company connected with the Buyer (including by way of electing that any gain on the disposal or notional disposal of an asset be treated as accruing not to the Company but to a member of the Seller’s Group), the Seller may make or procure the making of such surrender or election and the Buyer shall procure that the Company shall cooperate with the Seller in relation to such surrender or election and make all necessary returns, claims, consents and notifications required to be made in respect of such surrender or election. Nothing in this paragraph 6 shall require the Buyer or the Company to act or omit to act in a manner which it reasonably considers to be contrary to its commercial interests (including in relation to Tax matters).

6.2
The Company shall not be liable to give any consideration in respect of any surrender of or election in relation to Group Relief or any election for the early commencement of the provisions of Schedule 10 to the Finance Act 2011 pursuant to paragraph 6.1.

7.	CONDUCT OF TAX CLAIMS

7.1
Subject to paragraph 7.2, if the Buyer or the Company becomes aware of a Tax Claim, the Buyer shall give or procure that notice in writing is given to the Seller or to the Seller’s duly authorised agent as soon as reasonably practicable, provided that the giving of such notice shall not be a condition precedent to the Seller’s liability under this Tax Covenant.

7.2
If the Seller becomes aware of a Tax Claim, it shall notify the Buyer in writing as soon as reasonably practicable, and, on receipt of such notice, the Buyer shall be deemed to have given the Seller notice of the Tax Claim in accordance with the provisions of paragraph 7.1.

7.3
Subject to paragraph 7.4, if the Seller indemnifies and secures the Buyer and the Company to the Buyer’s reasonable satisfaction against all liabilities, costs, damages or expenses which may be incurred thereby, including any additional Liability for Taxation, the Buyer shall take and procure that the Company shall take such action as the Seller may reasonably request by notice in writing given to the Buyer to avoid, dispute, defend, resist, appeal, request an internal HMRC review or compromise any Tax Claim.

7.4
Neither the Buyer nor the Company shall be obliged to appeal or procure an appeal against any assessment to Tax if the Buyer, having given the Seller written notice of such assessment, does not receive written instructions from the Seller within ten Business Days to do so.

7.5	If:

(a)
the Seller does not request the Buyer to take any action under paragraph 7.3 or fails to indemnify and secure the Buyer or the Company to the Buyer’s reasonable satisfaction within a period of time (commencing with the date of the notice given to the Seller) that is reasonable having regard to the nature of the Tax Claim and the existence of any time limit in relation to avoiding, disputing, defending, resisting, appealing, seeking a review or compromising such Tax Claim, and which period will not in any event exceed a period of 14 days; or

(b)	the Seller (or the Company before Completion) has been involved in a case involving fraudulent conduct or deliberate default in respect of the Liability for Taxation; or

(c)
the Dispute involves an appeal against a determination by the Tax Chamber of the First-tier Tribunal or higher tribunal (or equivalent), unless the Seller has obtained the opinion of Tax counsel of at least 10 years’ standing that having regard to all the circumstances, it would be reasonable to proceed with the appeal, the Buyer or the Company shall have the conduct of the Dispute absolutely (without prejudice to its rights under this Tax Covenant) and shall be free to pay or settle the Tax Claim on such terms as the Buyer or the Company may in its absolute discretion consider fit.

7.6
The Buyer shall provide and shall procure that the Company provides to the Seller and the Seller’s professional advisors reasonable access to premises and personnel and to any relevant assets, documents and records within their power, possession or control for the purpose of investigating the matter and enabling the Seller to take such action as is referred to in this paragraph 7.

7.7
Neither the Buyer nor the Company shall be subject to any claim by or liability to the Seller for non-compliance with any of the provisions of this paragraph 7 if the Buyer or the Company has acted in good faith in accordance with the instructions of the Seller.

7.8	The Seller does not have the right to conduct any action referred to in clause 7.3 but in taking any action under clause 7.3 the Buyer shall:

(a)	keep the Seller fully informed of all matters relating to the Tax Claim and deliver to the Seller copies of all correspondence relating to the Assessment;

(b)	obtain the Seller’s prior written approval (not to be unreasonably withheld or delayed) to:

(i)	the content and sending of each communication (written or otherwise) relating to the action to a Tax Authority; and

(ii)	the settlement or compromise of the Tax Claim,
and approval is deemed given if no comment is received from the Seller within ten Business Days starting on day of delivery of the communication to the Seller.

8.	GROSSING UP

8.1
All sums payable by the Seller to the Buyer (or where applicable, the Company) under this Agreement shall be paid free and clear of all deductions or withholdings whatsoever unless the deduction or withholding is required by law. If any deductions or withholdings are required by law to be made from any of the sums payable under this Agreement, the Seller shall pay to the Buyer (or where applicable, the Company) such sum as will, after the deduction or withholding has been made, leave the Buyer (or where applicable, the Company) with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

8.2
If the Buyer (or where applicable, the Company) incurs a taxation liability which results from, or is calculated by reference to, any sum paid under this Agreement, the amount so payable shall be increased by such amount as will ensure that, after payment of the taxation liability, the Buyer (or where applicable, the Company) is left with a net sum equal to the sum it would have received had no such taxation liability arisen.

8.3
If the Buyer (or where applicable, the Company) would, but for the availability of a Buyer’s Relief, incur a taxation liability falling within paragraph 8.2, it shall be deemed for the purposes of that paragraph to have incurred and paid that liability.

9.	GENERAL
All payments made by the Seller to the Buyer or by the Buyer to the Seller in accordance with this Tax Covenant will be treated, to the extent possible, as an adjustment to the Purchase Price for the Sale Shares.

SCHEDULE 5
The Property
Part 1
Leasehold

Legal Owner	Description	Title No. or Root of Title
The Company	(i) Land on the North side of Dukes Street, Woking (ii) Dukes Court, Dukes Street, Woking	(i) SY579769 (ii) SY668453

Part 2
Property Specific Issue

1.	Insurance

1.1
At Completion, the Seller shall or shall procure that the existing policies of insurance relating to the Property brief details of which are set out in Schedule 10 (Insurance Policies) (the “Insurance Policies”) are not cancelled.

1.2
If any claim under the Insurance Policies arises before Completion but the proceeds of any insurance claim are received by or on behalf of the Seller after Completion, the Seller shall pay or procure payment to the Company of the relevant proceeds as soon as practicable following receipt (and in any event within 5 Business Days).

2.	Arrears

2.1	If there are any Arrears:

(a)	the Arrears shall not be treated as income of the Company nor as a current asset of the Company and shall be disregarded for the purposes of the Completion Accounts;

(b)
the Buyer shall use or shall procure that the Company shall use all reasonable endeavours to recover the Arrears whether by way of the institution of legal proceedings or otherwise provided that the Buyer shall not, to secure payment of the Arrears, be required to forfeit the relevant occupational lease or seek to place the Tenant into insolvency and subject to the payment by the Seller of the proper and reasonable legal costs of the Buyer to the extent these are not recoverable from the relevant Tenants; and

(c)
the Buyer shall apply any receipts of rent, licence fee and other like sums (excluding VAT) to the rental period to which the receipt is expressed to relate or if it is not expressed to relate to any period pro rata (based on the overall amount) in reducing the Arrears and any equivalent arrears due in respect of the period following Completion; and

(d)	within 10 Business Days of receipt of any Arrears by or on behalf of the Company (including receipt by the Buyer), the Buyer shall pay or shall procure that the Company pays the same to the Seller.

(e)
Six (6) months after Completion, the provisions of this paragraph 2.1 (other than sub-paragraph (a)) shall cease to apply to any Arrears not by then recovered and such unrecovered Arrears shall then be written off

3.	Further information
As soon as reasonably practicable following any written request from the Buyer to the Seller, whether made after exchange of this Agreement or Completion, the Seller shall provide or procure that there be provided to the Buyer such Information and access to and copies of such Records as the Buyer may reasonably require and as may be in the possession of or under the control of the Seller.

4.	Manuals, plans, etc.

4.1
On or after Completion, the Seller shall deliver or procure the delivery to the Buyer (or to its managers, agents or contractors) of such of the following as may be in the possession or under the control of the Seller or the Property Manager and as may be reasonably requested by the Buyer:

(a)	any manual or other set of instructions relating to the operation or maintenance of any building on, or any plant, machinery or equipment on or serving the Property;

(b)
any contract, appointment, collateral warranty, direct agreement, guarantee, policy, warranty or other document relating to the design, durability, capacity, construction, performance specification, installation, alteration, repair or maintenance of any building on, or plant, machinery or equipment on or serving the Property, or anything benefiting the Property, including any structure, supporting or protecting, or access-way, or service or other installation serving the Property (whether or not with any other land); and

(c)
any plan, drawing or other illustration of the whole or any part of any building on, or supporting or protecting the Property, any plant, machinery or equipment on or serving the Property and any water, sewerage, gas, electricity, telecommunication or other service on, or serving or which may serve the Property.

SCHEDULE 6
Property Documents

No.	DATE	DOCUMENT	PARTIES
1.	FREEHOLD TITLE NUMBER SY438761
Official Copies and Plan for Title Number SY438761
2.	HEAD LEASE TITLE NUMBER SY579769
2.1		Official Copies and Plan for Title Number SY579769
2.2	3/11/1987	Certified copy Lease	Woking Borough Council (“WBC”) (1) Westbourne Terrace Investment Co. Limited (“Westbourne Terrace”) (2)
2.3	10/2/2006	Vesting Order	Firefly Limited (“Firefly”) (1) WBC (2)
3.	UNDERLEASE TITLE NUMBER SY668453
3.1	Official Copies and Plan for Title Number SY668453
3.2	14/3/1997	Agreement for Underlease	Westbourne Terrace (1) The Oldham Estate Company PLC (“Oldham”) (2) Sans Souci Properties Limited (“Sans Souci”) (3)
3.3	24/3/1997	Underlease	Westbourne Terrace (1) Sans Souci (2)
3.4	14/3/1997	Copy Legal Contingency Insurance Policy Number 9780CQ00436	Issued by Norwich Union
3.5	13/3/1997	Copy Restrictive Covenant Indemnity Insurance Policy Number 9780CQ00432	Issued by Norwich Union

SCHEDULE 8
CRC

1.	ALLOWANCES UNDER THE CRC SCHEME

1.1
The Seller indemnifies (and shall keep indemnified) the Buyer, the Company and the Buyer's Group against the cost of all allowances that are required to be purchased by the Company, the Buyer or the Buyer's Group under the CRC Scheme in respect of the Company’s CRC Supplies made at any time in the period prior to, and including, 23:59:59 on the Apportionment Date.

2.	COMPLIANCE

2.1	The Seller shall (or shall procure that the relevant member of the Seller’s Group shall) at its/their own cost:

(a)
either on its/their own account or, where relevant, jointly with the Company or a member of the Buyer’s Group promptly make such applications and notifications to, and effect such registrations with, the relevant CRC Administrator within the relevant timescales as required by the CRC Scheme which are (insofar as any such action relates to the Company) in a form and in terms reasonably satisfactory to the Buyer and, as soon as possible after the date of this Agreement, take all necessary steps to correct all previous errors in registration, notification, reporting or purchasing of allowances under the CRC Scheme made by the Seller, the Company or the Seller’s Group;

(b)	ensure those applications and registrations are accompanied by all relevant information relating to the Seller’s Group or the Company; and

(c)
generally provide such access to information and to employees of the Seller or any other member of the Seller’s Group as the Buyer shall from time to time reasonably require to enable the Company to comply with its obligations under the CRC Order.

2.2
The Seller indemnifies (and shall keep indemnified) the Buyer, the Company and the Buyer's Group against all costs, losses, liabilities or penalties that any of the Buyer or the Company or any member of the Buyer’s Group may incur under the CRC Order or in respect of the CRC Scheme, in each case as result of the Seller failing to comply with its obligations under this Schedule or against any failure prior to, and including, 23:59:59 on the Apportionment Date by the Company or any member of the Seller’s Group or any other undertaking with which the Company is or was required to participate in the CRC Scheme, to comply with the CRC Order or the CRC Scheme (including, without limitation, in relation to registration, notification, reporting or purchasing of allowances).

3.	MITIGATION

3.1
Nothing in this Agreement shall in any way restrict or limit the general obligation at law of the Buyer, the Company and any other member of the Buyer’s Group to mitigate any loss or damage which it or they may suffer in consequence of any matter which may give rise to a claim under the indemnities in this Schedule.

SCHEDULE 11
INDEPENDENT ACCOUNTANT APPOINTMENT

1.	Appointment of Independent Accountant
The Independent Accountant shall be appointed by agreement between the Seller and the Buyer or in default of agreement within 10 Business Days of either requiring an objection to be referred to the Independent Accountant under clause 4.5, on the application of either of the Seller or the Buyer to the President or an officer appointed by him of the Institute of Chartered Accountants in England and Wales.

2.	Terms of appointment of Independent Accountant

2.1	The Independent Accountant shall:

(a)	act as an expert;

(b)
invite the Seller and the Buyer to submit to him or her, within such time limits (not being less than 15 Business Days) as he or she may consider appropriate, such representations with such supporting evidence as they may respectively wish and provide the Seller and the Buyer the opportunity to comment on the representations of the other party within such time limits (not being less than 15 Business Days) as he or she may consider appropriate;

(c)
within 60 Business Days of his or her appointment (or within such extended period as the Seller and the Buyer may agree) give his or her determination of objection in relation to the Completion Accounts to the Seller and the Buyer in accordance with the provisions of SCHEDULE 12 (but shall not otherwise determine any items not in dispute).

2.2
If the Independent Accountant fails to give notice of his or her determination within the allotted time, or if he or she dies, is unwilling to act, or becomes incapable of acting, or if, for any other reason, he or she is unable to act, either the Seller or the Buyer may discharge the person appointed as the Independent Accountant and appoint another in his or her place to act in the same capacity in accordance with this Schedule, which procedure may be repeated as many times as necessary.

2.3
The Independent Accountant will determine (using his or her own legal advice as appropriate) any question of the legal construction of this Agreement insofar as it is relevant to the determination of the dispute in relation the Completion Accounts. If the Independent Accountant obtains legal advice, a copy of the advice and any instructions on which it is based will be delivered to the Seller and to the Buyer.

2.4
The Independent Accountant will act as an expert (and not as an arbitrator) in making his or her determination which will (in the absence of fraud or manifest error) be final and binding on the parties.

3.	Fees and Expenses

3.1
The fees and expenses of the Independent Accountant including the fee payable for his or her nomination, shall be in the award of the Independent Accountant but, failing such award, they shall be payable by the Seller and the Buyer in equal shares who shall each bear their own costs, fees and expenses.

3.2
If either the Seller or the Buyer fails to pay its share of the fees and expenses of the Independent Accountant, including the fee payable for his or her nomination, within five Business Days after being required in writing to do so, the other party may pay such fees and expenses, and the share of the defaulting party shall become a debt payable to the other party on written demand with interest on such share at the rate of 3% per annum over the base rate from time to time of HSBC Bank plc or (in the absence thereof) at such similar rate as the non-defaulting party shall select .

SCHEDULE 12
ACCOUNTING INSTRUCTIONS
PART A - ACCOUNTING PRINCIPLES TO BE ADOPTED

1.	General Principles

1.1	The Completion Accounts will be prepared in accordance with the provisions set out in this Schedule and shall be substantially in the format set out in Part B of this SCHEDULE 12.

1.2	The Completion Accounts will be prepared:

(a)	in accordance with the specific accounting policies, practices, principles, rules, estimation techniques and procedures set out in paragraph 2 of this Schedule; and

(b)
subject to paragraph (a) above, in accordance with the same accounting policies, practices, principles, rules, estimation techniques and procedures and applied in good faith as were used in the preparation of the Accounts (including in relation to the exercise of accounting discretion and judgement); and

(c)	subject to paragraphs (a) or (b) above, in accordance with IFRS as at the Accounts Date.
For the avoidance of doubt, paragraph (a) shall take precedence over paragraphs (b) and (c), and paragraph (b) shall take precedence over paragraph (c).

2.	Specific Accounting Principles

2.1
The Completion Accounts shall be prepared by reference to the general ledger of the Company drawn up as at immediately prior to Completion on the day of Completion (the “Effective Time”) and in accordance with those specific procedures that would normally be adopted at a financial year-end.

2.2
In preparing the Completion Accounts, account shall be taken in respect of Adjusting Events (as defined by IAS10 “Events After the Reporting Period”) after the Effective Time up until the time the Buyer delivers the Completion Accounts to the Seller (the “Cut-Off Time”).

2.3	No item shall be included in the Completion Accounts more than once and no item shall be excluded from the Completion Accounts solely on the grounds of immateriality.

2.4
The Completion Accounts shall be stated in pounds sterling. Amounts in currencies other than pounds sterling shall be translated into pounds sterling at the closing mid-point rate on the Completion Date, as published in the London edition of the Financial Times following the Effective Time.

2.5	The Completion Accounts shall exclude all non-current assets and fixed assets, whether tangible or intangible, including the Property.

2.6
The Completion Accounts shall include cash at bank (only to the extent that such bank accounts are held in the name of the Company or the Company is the sole legal beneficiary) and cash in hand including accrued interest receivable, only to the extent freely available at the Effective Time or to the extent it will become freely available as a result of the repayment of the Senior Loan in accordance with this Agreement.

2.7	No amount shall be recognised as an asset or liability in relation to the deferral of rent free periods, cash incentives paid to tenants or any other expenditure related to tenant incentives.

2.8
No liability shall be included in the Completion Accounts for dilapidations or other remedial work to be undertaken after the Effective Time, in each case where such amounts relate to the value of the Property or for amounts included in the Construction Retentions. For the avoidance of doubt liability shall be included in the Completion Accounts for maintenance / repair costs in respect of work undertaken prior to the Effective Time but which remain unpaid at the Effective Time.

2.9	No asset or liability shall be included in the Completion Accounts in respect of any rent renewals or lease renewals not agreed or determined prior to the Effective Time.

2.10
Any debt or equity invested into the Company as a result of or pursuant to Completion (whether directly by the Buyer or on its behalf) shall not be taken into account in the Completion Accounts, nor shall any debt (or other amounts) discharged by, or on behalf of, the Company as a result of or pursuant to Completion (whether directly by the Buyer or on its behalf) be excluded from the Completion Accounts.

2.11
The Completion Accounts shall include full provision for all amounts required to repay or terminate the principal and interest and other sums, and secure the release of all associated Encumbrances, for all borrowings or amounts in the nature of borrowings and all financial derivatives, including the Senior Loan, Interest Swap and Seller Intercompany Loan. For the avoidance of doubt, if there is an amount received by the Company from the Interest Swap Counterparty upon termination of the Interest Swap in accordance with the Agreement, then an asset equal to such amount will be included in the Completion Accounts.

2.12	No asset or liability with respect to the Company’s CRC Scheme shall be included in the Completion Accounts.

2.13	No amount shall be included in the Completion Accounts in respect of unamortised debt issue costs.

2.14	No amount shall be included in the Completion Accounts as an asset in respect of deferred letting or agent costs.

2.15	No assets with respect to Arrears or any other amounts due from tenants or rental-related accrued income shall be included in the Completion Accounts.

2.16	No amount shall be included in the Completion Accounts as an asset in respect of any surrender premiums.

2.17
Subject to clauses 4.10 and 4.11, no amount shall be included as an asset in the Completion Accounts in respect of any amount owed to the Company by the Seller or its affiliates or related parties (including Michellisa Properties Limited).

2.18	Tax

(a)	No liability and no asset will be recorded for any amount in respect of deferred taxation.

(b)
The Completion Accounts shall include full provision for all Tax which will be calculated as if Completion were at the end of a tax reporting period, and on the basis that all income recognised prior to the Effective Time is to be recognised for tax purposes as if received prior to the Effective Time. For the purposes of determining the Tax provision there will be disregarded any action taken by the Buyer on or after Completion.

2.19	The Completion Accounts shall not include any asset in respect of tenant deposits or any liability in respect of amounts due to tenants for such deposits.

2.20
An asset shall be included in the Completion Accounts in respect of amounts paid or accrued by the Company at the Effective Time in relation to goods and services to be supplied to the Company after the Effective Time, only to the extent the benefit of which will be available to the Company following Completion.

2.21	The Completion Accounts shall include full provision for rates, service charges and other property costs payable by the Company in respect of voids prior to the Effective Time.

2.22
Notwithstanding accounting policy 2.15, any amounts received or receivable in advance in respect of rent or any other amounts from tenants which relates to periods after the Effective Time shall be included in the Completion Accounts in deferred income.

2.23
A full service charge reconciliation as of the Effective Time shall be undertaken prior to the Cut-Off Time. A liability shall be included in the Completion Accounts in respect of the Company’s share of service charge costs incurred as at the Effective Time (including amounts in respect of voids and amounts not rechargeable to tenants) in excess of the service charge amounts paid by the Company as at the Effective Time. An asset shall be included in the Completion Accounts with respect to service charge amounts paid by the Company as at the Effective Time in excess of the Company’s share of service charge costs incurred as at the

Effective Time (including amounts in respect of voids and amounts not rechargeable to tenants). No other asset or liability with respect to service charges shall be included in the Completion Accounts.

2.24
Full accrual shall be included in the Completion Accounts in accruals for the cost of all goods and services, accounting, audit, tax and consulting fees (including the pro rate element for FY14 up to the Effective Time); management fees; repair and maintenance expenses; capital and development expenditure (including refurbishment); utilities and insurance, received up to the Effective Time, to the extent unpaid at the Effective Time.

2.25
The Completion Accounts shall include full provision for any Transaction-related costs of the Seller (or its affiliates or related parties) and the Company, including advisor fees (including Tax), and Transaction-related bonuses (including any employer payroll-related Taxes), in each case to the extent payable by the Company after the Effective Time

2.26	The Completion Accounts shall include full provision in respect of any unpaid dividends or other distributions declared or approved prior to the Effective Time.
PART B – FORMAT OF BALANCE SHEET

Completion Accounts
£000’s
Current assets
Trade and other receivables:
Tenant debtors (including Arrears)	-
Sundry debtors	X
Accrued income	X
Rent deposit held	-
Value added tax	X
Swap assets	X
Cash at bank	X

Liabilities
Trade and other creditors:
Bank loan	(X)
Amounts due to the Seller, including the Seller Intercompany Loan	(X)
Accrued interest	(X)
Swap liabilities	(X)
Deferred income	(X)
Rent deposit	-
Value added tax	(X)
Other Tax	(X)
Other liabilities	(X)

Net Asset Value	X/(X)

SCHEDULE 13
Senior Loan Documents

1.
Facility Agreement between The Royal Bank of Scotland International Limited as Original Lender, Firefly Limited as Borrower and Warwick Square Limited as Guarantor originally dated 22 April 2005 (as amended and restated by an amendment and restatement agreement between the Original Lender, the Borrower and the Guarantor dated 14 May 2010 and as further amended and restated by an amendment and restatement agreement between the Original Lender, the Borrower and the Guarantor to be dated on or around the date of this share purchase agreement).

2.
Debenture dated on or around 10 May 2005 granted by Firefly Limited to The Royal Bank of Scotland International Limited as Original Lender containing (amongst other things) a floating charge over the whole of the Borrower’s undertaking and first fixed legal charges over the Property (as reconfirmed from time to time).

3.
Debenture dated on or around 10 May 2005 granted by Michellisa Properties Limited to The Royal Bank of Scotland International Limited as Original Lender containing (amongst other things) a floating charge over the whole of Michellisa Properties Limited’s undertaking and first fixed legal charges over the Property (as reconfirmed from time to time).

4.
Jersey Security Interest Agreement between The Royal Bank of Scotland International Limited as Original Lender and Warwick Square Limited dated 8 June 2010 in respect of Warwick’s shares in Firefly Limited (to be released on or prior to the date of this share purchase agreement).

5.
Jersey Security Interest Agreement between The Royal Bank of Scotland International Limited as Original Lender and Watermark Holdings Limited dated 8 June 2010 in respect of Watermark’s shares in Michellisa Properties Limited (to be released on or prior to the date of this share purchase agreement).

6.	Guarantee from Warwick Square Limited in favour of The Royal Bank of Scotland International Limited originally dated 14 May 2010 (as reconfirmed from time to time).

7.
Subordination agreement dated on or around 22 April 2005 subordinating the debts owed by Firefly Limited to Warwick Square Limited to the liabilities owed to The Royal Bank of Scotland International Limited (to be released on or prior to the date of this share purchase agreement).

8.	Jersey security interest agreement over the Rent Account from Firefly Limited (undated) (as reconfirmed from time to time).

9.	ISDA Master Agreement dated 10th May, 2005 between The Royal Bank of Scotland Plc and Firefly Limited.

10.	ISDA Novation Agreement dated 10th May, 2005 between SEB AG, Corston Holdings Limited and The Royal Bank of Scotland Plc.

11.	4 x terms and conditions of the GBP Amortising interest rate SWAPS between The Royal Bank of Scotland Plc and Firefly Limited dated 10th May, 2005.

12.	Deed of Subordination between Firefly Limited, Watermark Holdings Limited and The Royal Bank of Scotland International Limited (undated).

13.	Guarantee between Watermark Holdings Limited (as Guarantor) and The Royal Bank of Scotland International Limited dated 10th May, 2005.

14.	Jersey Security Interest Agreement dated 10th May, 2005 between Firefly Limited and The Royal Bank of Scotland International Limited.

15.	Jersey Security Interest Agreement dated 10th May, 2005 between Watermark Holdings Limited and The Royal Bank of Scotland International Limited.

16.	Form of utilisation request dated 25 April 2005 from Firefly Limited to The Royal Bank of Scotland International Limited.

17.	Correspondence from Nabarro Nathanson dated 28th April, 2005 re: letter from Aareal Bank confirming the intended discharge of the security interest over Dukes Court, Woking.

18.	Letter dated 10 May 2005 from Firefly Limited confirming entry into the SWAP transactions.

19.
Letter from Firefly Limited to the Royal Bank of Scotland International Limited confirming Landesbank Baden Wurttemberg consent to the issue of guarantee by Watermark Holdings Limited dated 10th May, 2005 re: original Facility CP4.5.

20.	Duty of Care Agreement between The Royal Bank of Scotland International Limited, Firefly Limited and Property Initiatives Limited dated 10th May, 2005.

21.	Certificate of Title - Nabarro Nathanson relating to Dukes Court, Woking (undated).

22.	Service of Process appointment letters from JTC Mayfair Limited dated 10th May, 2005.

23.	Directors certificates dated 10th May, 2005.

24.	Directors certificates dated 25th April, 2005.

25.	Transactional minutes from 25th April, 2005.

26.	Transactional minutes from 12th May, 2010.

27.	Directors certificates dated 8th June, 2010.

28.	Service of Process appointment letters dated 8th June, 2010.

29.	Letter from Michellisa to The Royal Bank of Scotland International Limited dated 8th June, 2010 referencing the Debenture.

30.	Instrument of Release, Discharge and re-Assignment relating to certain security interests over the entire issued shares in Firefly Limited and Michellisa Properties Limited.

31.	Subordination agreement subordinating all sums owed by Firefly Limited to the Buyer to the liabilities owed to The Royal Bank of Scotland International Limited (undated).

Signed by	)	/s/ Steven B. Kauff
for and on behalf of DUKES COURT-T (UK) LLC	) )	Executive Vice President

Signed by	)	/s/ R. Poehlmann	/s/ M. Schaefer
for and on behalf of IMW IMMOBILIEN SE	) )	Director	Director